                                  SCHEDULE 14C
                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

                Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934


      Check the appropriate box:
      /X/        Preliminary Information Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14c-5(d)(2))
      / /        Definitive Information Statement


                        HOUGHTON MIFFLIN COMPANY
------------------------------------------------------------
      (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):


/ /        No fee required
/X/        Fee computed on table below per Exchange Act Rules 14c-5(g) and
           0-11.
           (1)  Title of each class of securities to which transaction applies:
                Common Stock, par value $1.00 per share, of Houghton
                Mifflin Company
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                30,666,100 shares
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                $60.00 per share (representing the merger consideration
                payable in cash to Houghton Mifflin Company stockholders
                by Soraya Merger Inc.)
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $1,839,966,000
                ----------------------------------------------------------
           (5)  Total fee paid:
                $367,993
                ----------------------------------------------------------
                This fee is offset as provided below.
/ /        Fee paid previously with preliminary materials.
           Check box if any part of the fee is offset as provided by
/X/        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration
           statement number, or the Form or Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                $367,993
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                Schedule TO
                ----------------------------------------------------------
           (3)  Filing Party:
                Soraya Merger Inc. and Vivendi Universal
                ----------------------------------------------------------
           (4)  Date Filed:
                June 8, 2001
                ----------------------------------------------------------

          PRELIMINARY DRAFT DATED JUNE 19, 2001. SUBJECT TO COMPLETION

                            [HOUGHTON MIFFLIN LOGO]
                            HOUGHTON MIFFLIN COMPANY
                              222 Berkeley Street
                        Boston, Massachusetts 02116-3764

Dear Stockholder:

    The attached Notice of Special Meeting of Stockholders and Information Statement are being furnished to you in connection with a special meeting of stockholders of Houghton Mifflin Company, a Massachusetts corporation that will
be held on August   -  , 2001, at   -  at   -  , local time.

    We are holding this meeting to obtain stockholder approval of the Agreement and Plan of Merger dated as of June 1, 2001, by and among Vivendi Universal, a SOCIETE ANONYME organized under the laws of France, Soraya Merger Inc., a Massachusetts corporation and a wholly owned subsidiary of Vivendi, and Houghton Mifflin.

    As a result of the merger, each of your shares of Houghton Mifflin's common stock will be exchanged for $60.00 in cash, and Houghton Mifflin will become a wholly owned subsidiary of Vivendi. The merger is the second and final step of the acquisition of Houghton Mifflin by Vivendi. The first step was a tender offer for the Houghton Mifflin's outstanding shares at $60.00 per share in cash.
Soraya acquired   -  shares pursuant to the tender offer, which expired, on July
  -  , 2001.

    We are not asking you for a proxy and you are requested not to send us a proxy. The proposed merger requires approval by two-thirds of the voting power of all outstanding shares of Houghton Mifflin. Soraya currently owns
approximately   -  % of the outstanding shares. Because Soraya will vote all the shares it owns in favor of the merger agreement, approval is assured. You are, of course, welcome to attend the meeting and vote in person.

    Please read the attached statement carefully for information about the merger. Please do not send in your share certificates at this time. If the merger is completed, you will be sent a letter of transmittal for that purpose as soon as practicable thereafter.

    Thank you for your support.

                                          Sincerely,
                                          /s/ NADER F. DAREHSHORI
                                          Nader F. Darehshori
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

                            HOUGHTON MIFFLIN COMPANY
                              222 BERKELEY STREET
                        BOSTON, MASSACHUSETTS 02116-3764

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON AUGUST   -  , 2001

                            ------------------------

To the Stockholders of

Houghton Mifflin Company:

    NOTICE IS HEREBY GIVEN that a Special Meeting of the stockholders of
Houghton Mifflin Company will be held at   -  , on   -  at   -  , local time,
for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of June 1, 2001 by and among Vivendi Universal, a SOCIETE ANONYME organized under the laws of France, Soraya Merger Inc., a Massachusetts corporation and a wholly owned subsidiary of Vivendi, and Houghton Mifflin.

    2. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Stockholders of Houghton Mifflin who do not vote in favor of the adoption of the merger agreement will have the right under the Massachusetts Business Corporation Law (the "MBCL") to dissent and demand appraisal of, and receive payment in cash for the fair value of, their shares outstanding immediately prior to the effective time of the merger in accordance with sections 86 through 98 of the MBCL, attached as Annex C to the accompanying information statement. In order to assert these rights, a stockholder is required to adhere strictly to certain statutory requirements. Stockholders intending to exercise their appraisal rights must file with Houghton Mifflin, before the taking of the vote at the meeting, a written objection to the merger, including a statement that they intend to demand payment for their shares if the merger is consummated. If the merger is consummated, dissenting stockholders who have satisfied these requirements will receive notice of the merger and may, within twenty days of that notice, demand appraisal of and payment for their shares. You are urged to review Annex C in its entirety. See the discussion of the rights of dissenting stockholders in the accompanying information statement under "Appraisal Rights."

    Houghton Mifflin's board of directors has fixed the close of business on
July   -  , 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and at any adjournment(s) thereof.

                                          By Order of the Board of Directors,

                                          Paul D. Weaver
                                          CLERK

Dated: July   -  , 2001

                            [HOUGHTON MIFFLIN LOGO]

                            HOUGHTON MIFFLIN COMPANY
                              222 BERKELEY STREET
                        BOSTON, MASSACHUSETTS 02116-3764

                            ------------------------

                             INFORMATION STATEMENT

                             ---------------------

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY

    This information statement is being furnished to the holders of common stock, $1.00 par value, of Houghton Mifflin Company in connection with a Special
Meeting of Stockholders to be held on   -  at   -  at   -  , local time. At the
Special Meeting, stockholders will consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 1, 2001, by and among Vivendi Universal, a SOCIETE ANONYME organized under the laws of France, Soraya Merger Inc., a Massachusetts corporation and a wholly owned subsidiary of Vivendi, and Houghton Mifflin. The acquisition will be effected by the merger of Soraya with and into Houghton Mifflin.

    As a result of the merger, each of your shares of Houghton Mifflin common stock will be exchanged for $60.00 in cash, and Houghton Mifflin will become a wholly owned subsidiary of Vivendi. The merger is the second and final step of the acquisition of Houghton Mifflin by Vivendi. The first step was a tender offer for Houghton Mifflin's outstanding shares at $60.00 per share in cash.
Soraya acquired   -  shares pursuant to the tender offer, which expired on July
  -  , 2001.

    We are not asking you for a proxy and you are requested not to send us a proxy. The proposed merger requires approval by two-thirds of the voting power of all outstanding shares of Houghton Mifflin. Soraya currently owns
approximately   -  % of the outstanding shares. Because Soraya will vote all the shares it owns in favor of the merger agreement, approval is assured. You are, of course, welcome to attend the meeting and vote in person.

    Information Statement dated July   -  , 2001 and first mailed to
stockholders on or about July   -  , 2001.

                            ------------------------

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL INFORMATION FROM THIS INFORMATION STATEMENT, AND IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. ADDITIONAL INFORMATION ABOUT HOUGHTON MIFFLIN HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND IS AVAILABLE UPON REQUEST WITHOUT CHARGE; SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 37.

THE SPECIAL MEETING (SEE PAGE 7)

    DATE, PLACE AND TIME:  The special meeting will be held at   -  .

    PURPOSE OF THE SPECIAL MEETING: The Special Meeting is being held to consider and vote upon a proposal to approve the merger agreement and to transact any other business that is properly brought before the Special Meeting or any adjournment thereof. Approval of the merger agreement will constitute approval of the merger of Soraya Merger Inc. with and into Houghton Mifflin Company and the other transactions contemplated by the merger agreement.

    If the merger agreement is approved and the merger becomes effective, Soraya will merge with and into Houghton Mifflin, and Houghton Mifflin will become a wholly owned subsidiary of Vivendi Universal. You will receive $60.00 in cash for each share of Houghton Mifflin common stock that you own. The $60.00 will not be paid for shares of Houghton Mifflin common stock that are held by dissenting stockholders who seek appraisal of the fair value of their shares of Houghton Mifflin common stock and comply with all of the Massachusetts Business Corporations Law procedures in Annex C.

    RECORD DATE:  The board of directors of Houghton Mifflin has fixed the close
of business on July   -  , 2001 as the record date for determination of
stockholders of Houghton Mifflin entitled to notice of the Special Meeting and
entitled to vote at the Special Meeting. On the record date, there were   -
shares of Houghton Mifflin common stock outstanding held by approximately   -
holders of record.

    VOTE REQUIRED: Approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of Houghton Mifflin common stock. Accordingly, each abstention, failure to vote and broker "non-vote" will have the effect of a vote against the merger agreement. SORAYA OWNS A SUFFICIENT NUMBER OF SHARES TO ASSURE APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING AND HAS AGREED TO VOTE ALL OF ITS SHARES IN FAVOR OF THE MERGER AGREEMENT. AS A RESULT, THE APPROVAL BY SORAYA IS THE ONLY APPROVAL REQUIRED TO COMPLETE THE MERGER.

THE MERGER (SEE PAGE 9)

    This information statement relates to the acquisition of Houghton Mifflin by Vivendi for $60.00 per share. The acquisition will be effected by the merger of Soraya, a wholly owned subsidiary of Vivendi, with and into Houghton Mifflin.

THE COMPANIES

HOUGHTON MIFFLIN COMPANY
222 Berkeley Street
Boston, Massachusetts 02116-3764
(617) 351-5000

    Houghton Mifflin's principal business is publishing, and its operations are classified into three operating segments: K-12 publishing, college publishing and other business (which includes the publishing of fiction, nonfiction, children's books, dictionaries, reference materials in a variety of formats and media, and the development and delivery of computer-based testing solutions).

SORAYA MERGER INC.
c/o Vivendi Universal Holding I Corp.
800 Third Avenue, Seventh Floor
New York, New York 10022
(212) 572-7855

    Soraya, a Massachusetts corporation that is a wholly owned subsidiary of Vivendi Universal, was organized to acquire shares of Houghton Mifflin's common stock and merge with and into Houghton Mifflin and has not conducted any unrelated activities since its organization.

VIVENDI UNIVERSAL
42, avenue de Friedland
75380 Paris, Cedex 08
FRANCE
+33 1 71 71 10 00

    Vivendi Universal is a SOCIETE ANONYME organized under the laws of France. It is a global media, communications and environmental services company.

RECOMMENDATION OF THE BOARD OF DIRECTORS (SEE PAGE 9)

    After an evaluation of business, financial and market factors and consultation with its legal and financial advisors, Houghton Mifflin's board of directors unanimously approved and adopted the merger agreement and determined that the tender offer and the merger are advisable and fair to and in the best interests of Houghton Mifflin and its stockholders.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 35)

    You should be aware that a number of Houghton Mifflin's officers and directors may have interests in the merger that are different from, or in addition to, yours.

LEGAL DOCUMENTS

    The merger agreement is attached as Annex A to this information statement. We encourage you to read this agreement as it is the legal document that governs the merger.

CONSIDERATION

    In the merger, each share of Houghton Mifflin's common stock will be exchanged for $60.00 in cash.

STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER (SEE PAGE 7)

    The merger requires approval by two-thirds of the voting power of all outstanding shares of Houghton Mifflin's common stock. Soraya, the controlling stockholder of Houghton Mifflin, has agreed to vote in favor of the merger. The approval by Soraya is the only approval from Houghton Mifflin stockholders required to complete the merger.

OPINION OF FINANCIAL ADVISOR (SEE PAGE 11)

    In deciding to approve the merger, a special committee of Houghton Mifflin's board of directors, which was formed to consider the proposed transaction, and Houghton Mifflin's board of directors considered the opinion of Houghton Mifflin's financial advisor, J.P. Morgan Securities Inc. The board of directors received a written opinion dated May 31, 2001 from J.P. Morgan Securities Inc. to the effect that, as of such date, the consideration to be received by Houghton Mifflin's stockholders in the merger is fair from a financial point of view to such stockholders (other than Vivendi or its affiliates). This opinion is attached as Annex B to this information statement.

REGULATORY APPROVALS (SEE PAGE 34)

    There are no U.S. federal or state regulatory requirements or similar foreign requirements which remain to be complied with in order to consummate the merger (other than the filing of the articles of merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts).

CONDITIONS TO THE MERGER (SEE PAGE 19)

    The obligation of Houghton Mifflin and Vivendi to complete the merger depends upon meeting a number of conditions, including the following:

    - approval by at least two-thirds of Houghton Mifflin's stockholders of the merger shall have been obtained; and

    - no court order or other legal restraint shall be in effect preventing the consummation of the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 19)

    The merger agreement may be terminated at any time prior to the effective time of the merger by, among other things, the mutual agreement of the parties or, after the occurrence of certain events or actions, by one of the parties acting independently.

TERMINATION FEES (SEE PAGE 19)

    Houghton Mifflin must pay Vivendi a termination fee of $34,653,341 under certain conditions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 34)

    The receipt by a Houghton Mifflin stockholder of cash for Houghton Mifflin's shares of common stock will be a taxable transaction for United States federal income tax purposes. Because of the complexities of the tax laws, you are advised to consult your own tax advisors concerning the applicable federal, state, local, foreign and other tax consequences resulting from the merger.

APPRAISAL RIGHTS (SEE PAGE 32)

    Houghton Mifflin stockholders will be entitled to appraisal rights under Sections 86 through 98 of the Massachusetts Business Corporation Law in connection with the merger so long as they take all steps necessary to perfect their rights. Sections 86 through 98 are reprinted in their entirety as Annex C to this information statement.

    Annex C should be reviewed carefully by anyone who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, because failure to comply strictly with the procedures set forth in Annex C may result in the loss of appraisal rights.

                               TABLE OF CONTENTS

SUMMARY.....................................................      2
  The Special Meeting.......................................      2
  The Merger................................................      2
  The Companies.............................................      3
  Recommendation of the Board of Directors..................      3
  Interests of Officers and Directors in the Merger.........      3
  Legal Documents...........................................      3
  Consideration.............................................      3
  Stockholder Vote Required to Approve the Merger...........      3
  Opinion of Financial Advisor..............................      4
  Regulatory Approvals......................................      4
  Conditions to the Merger..................................      4
  Termination of the Merger Agreement.......................      4
  Termination Fees..........................................      4
  Material U.S. Federal Income Tax Consequences of the
    Merger..................................................      4
  Appraisal Rights..........................................      4

THE SPECIAL MEETING.........................................      7
  General Information.......................................      7
  Purpose of the Special Meeting............................      7
  Record Date...............................................      7
  Vote Required to Approve the Merger Agreement.............      7

QUESTIONS & ANSWERS ABOUT THE MERGER........................      8

THE COMPANIES...............................................      9
  Houghton Mifflin Company..................................      9
  Soraya Merger Inc.........................................      9
  Vivendi Universal.........................................      9

THE MERGER..................................................      9
  General...................................................      9
  Recommendation of the Board of Directors..................      9
  Reasons for the Recommendation............................      9
  Opinion of Houghton Mifflin's Financial Advisor...........     11
  Source and Amount of Funds................................     16
  Background of the Merger..................................     16

THE MERGER AGREEMENT; THE CONFIDENTIALITY AGREEMENT; PLANS
FOR THE COMPANY.............................................     19
  The Merger Agreement......................................     19
  The Confidentiality Agreement.............................     32
  Plans for the Company.....................................     32

APPRAISAL RIGHTS............................................     32

CERTAIN LEGAL MATTERS.......................................     33
  State Takeover Laws.......................................     33
  Regulatory Approvals......................................     34
  Certain U.S. Federal Income Tax Consequences..............     34
  Going-Private Transactions................................     34

INTEREST OF CERTAIN PERSONS IN THE MERGER...................     35
  Stock Ownership...........................................     35
  Change-in-Control Arrangements............................     35

WHERE YOU CAN FIND MORE INFORMATION.........................     37

"SAFE HARBOR" STATEMENT UNDER PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995..........................................     37

ANNEX A--Merger Agreement...................................    A-1

ANNEX B--Opinion of JPMorgan................................    B-1

ANNEX C-- Sections 86 through 98 of the Massachusetts
         Business Corporation Law Relating to Appraisal
         Rights.............................................    C-1

                              THE SPECIAL MEETING

GENERAL INFORMATION

    The Special Meeting is scheduled to be held as follows:

       [date/time/place]

PURPOSE OF THE SPECIAL MEETING

    The Special Meeting is being held to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of June 1, 2001, by and among Vivendi Universal, a SOCIETE ANONYME organized under the laws of France ("Vivendi"), a Massachusetts corporation and a wholly owned subsidiary of Vivendi ("Soraya"), and Houghton Mifflin Company ("Houghton Mifflin"), and to transact any other business that is properly brought before the Special Meeting or any adjournment thereof. Approval of the merger agreement will constitute approval of the merger of Soraya with and into Houghton Mifflin and the other transactions contemplated by the merger agreement.

    If the merger agreement is approved and the merger becomes effective, Soraya will be merged with and into Houghton Mifflin, and Houghton Mifflin will become a wholly owned subsidiary of Vivendi. You will receive the merger consideration of $60.00 in cash for each share of Houghton Mifflin common stock that you own (the "Shares"). The merger consideration will not be paid for shares of Houghton Mifflin common stock held by dissenting stockholders who seek appraisal of the fair value of their shares of Houghton Mifflin common stock and comply with all of the Massachusetts Business Corporation Law procedures in Annex C.

RECORD DATE

    The board of directors of Houghton Mifflin has fixed the close of business
on July   -  , 2001 as the record date for determination of stockholders of
Houghton Mifflin entitled to notice of the Special Meeting and entitled to vote
at the Special Meeting. On the record date, there were   -  shares of Houghton
Mifflin common stock outstanding, held by approximately   -  holders of record.

VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT

    Approval of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Houghton Mifflin common stock. Accordingly, each abstention, failure to vote and broker "non-vote" will have the effect of a vote against the merger agreement. SORAYA OWNS A SUFFICIENT NUMBER OF SHARES TO ASSURE APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING AND HAS AGREED TO VOTE ALL OF ITS SHARES IN FAVOR OF THE MERGER AGREEMENT. AS A RESULT, THE APPROVAL BY SORAYA IS THE ONLY APPROVAL REQUIRED TO COMPLETE THE MERGER.

                      QUESTIONS & ANSWERS ABOUT THE MERGER

Q:  WHAT TRANSACTION IS BEING PROPOSED?

A: We are proposing the acquisition of Houghton Mifflin by Vivendi for $60.00 per share. The acquisition will be effected by the merger of Soraya, a wholly owned subsidiary of Vivendi, with and into Houghton Mifflin.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: After the merger is completed, you will receive $60.00 in cash in exchange for each of your shares of Houghton Mifflin's common stock.

Q:  DID THE BOARD OF DIRECTORS APPROVE THE MERGER?

A: Yes. Your board of directors unanimously approved and adopted the merger agreement and determined the merger is advisable and fair to and in the best interests of Houghton Mifflin and its stockholders.

Q:  WHAT VOTE OF STOCKHOLDERS IS REQUIRED TO APPROVE THE MERGER?

A: The merger requires approval by at least two-thirds of the voting power of all outstanding shares of Houghton Mifflin's common stock. Soraya, the controlling stockholder of Houghton Mifflin, has agreed to approve the merger. As a result, your vote is not required.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. A letter of transmittal for use in surrendering your stock certificates and obtaining payment for the shares will be sent to you promptly after the merger is completed.

Q:  DO I HAVE APPRAISAL RIGHTS?

A: Yes. If you so choose, you will be entitled to exercise appraisal rights upon completion of the merger so long as you take all the steps required by statute to perfect your rights, including sending a written objection to Houghton Mifflin before the Special Meeting. See "Appraisal Rights" in this information statement.

Q:  WHEN WILL THE MERGER BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We expect to complete the merger soon after the Special Meeting.

Q:  WHOM DO I CALL IF I HAVE QUESTIONS ABOUT THE MERGER?

A: If you have any questions, require assistance or need additional copies of this information statement or other related materials, please call Georgeson Shareholder at 1-800-233-2064.

                                 THE COMPANIES

HOUGHTON MIFFLIN COMPANY

    Houghton Mifflin is a Massachusetts corporation with its principal offices at 222 Berkeley Street, Boston, Massachusetts 02116, telephone (617) 351-5000. Houghton Mifflin's principal business is publishing, and its operations are classified into three operating segments: K-12 publishing, college publishing and other business (which includes the publishing of fiction, nonfiction, children's books, dictionaries, reference materials in a variety of formats and media, and the development and delivery of computer-based testing solutions).

SORAYA MERGER INC.

    Soraya, a Massachusetts corporation that is a wholly owned subsidiary of Vivendi, was organized to acquire Houghton Mifflin and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of Soraya are owned by Vivendi. Its business address is at care of Vivendi Universal Holding I Corp. at 800 Third Avenue, Seventh Floor, New York, New York 10022, telephone (212) 572-7855.

VIVENDI UNIVERSAL

    Vivendi is a SOCIETE ANONYME organized under the laws of France. The principal office of Vivendi is located at 42, avenue de Friedland, 75380 Paris, Cedex 08, France, telephone +33 1 71 71 1000. Vivendi is a global media, communications and environmental services company.

                                   THE MERGER

GENERAL

    Pursuant to the merger agreement, if the conditions precedent to the merger are satisfied, Soraya will be merged with and into Houghton Mifflin, and Houghton Mifflin will continue as the surviving corporation and a wholly owned subsidiary of Vivendi. In the merger, each share of the common stock of Houghton Mifflin issued and outstanding immediately prior to the consummation of the merger (other than shares of common stock of Houghton Mifflin owned by any subsidiary of Houghton Mifflin or Vivendi or any subsidiary of Vivendi, including Soraya, or held in the treasury of Houghton Mifflin, all of which will be cancelled, and other than shares of common stock of Houghton Mifflin, where applicable, held by stockholders who perfect their appraisal rights under Massachusetts law) will be converted into the right to receive $60.00 in cash. The merger is the second and final step of the acquisition of Houghton Mifflin by Vivendi. The first step was a tender offer for Houghton Mifflin's outstanding
shares at $60.00 per share in cash. Soraya acquired   -  shares pursuant to the
tender offer, which expired on July   -  , 2001.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and determined that the merger is advisable and fair to and in the best interests of Houghton Mifflin and its stockholders.

REASONS FOR THE RECOMMENDATION

    In reaching its conclusions and recommendations described above, Houghton Mifflin's board of directors consulted with Houghton Mifflin's senior officers and financial advisors and took into account numerous factors, including but not limited to the following:

        (i) the terms and conditions of the merger agreement;

        (ii) the current and historical financial condition, results of operations, business and prospects of Houghton Mifflin;

       (iii) the recent evaluations by the board of directors of Houghton Mifflin's strategic plan, the consolidations occurring in the publishing industry and the resources necessary to convert content to electronic format, globalize the distribution of products and to otherwise remain fully competitive in the publishing industry;

        (iv) consideration of the analyses of The Parthenon Group regarding possible strategic alternatives and business opportunities for Houghton Mifflin, including an analysis of Houghton Mifflin if it were to remain independent and continue to do business in the publishing industry, taking into account the risks inherent in remaining independent, and the prospects of Houghton Mifflin going forward as an independent entity in that market;

        (v) the presentation of J.P. Morgan Securities Inc. ("JPMorgan") as to various financial matters and the written opinion of JPMorgan, Houghton Mifflin's financial advisor in connection with the merger, dated May 31, 2001, to the effect that, as of the date of the opinion, the consideration to be received by holders of Houghton Mifflin common stock pursuant to the merger is fair from a financial point of view to such stockholders (other than Vivendi or its affiliates). The full text of JPMorgan's written opinion which sets forth the procedures followed, the factors considered and the assumptions made by JPMorgan in arriving at its opinion is attached hereto and filed as Annex B hereto and incorporated herein by reference. STOCKHOLDERS ARE URGED TO READ THE OPINION OF JPMORGAN CAREFULLY AND IN ITS ENTIRETY;

        (vi) the recommendation of the special committee of the board of directors, formed to consider the proposed transaction;

       (vii) the fact that the merger agreement, while prohibiting Houghton Mifflin from soliciting any competitive proposal, does permit Houghton Mifflin to respond to unsolicited proposals by furnishing information to, and participating in discussions or negotiations with, any third party making such proposal, provided that a majority of Houghton Mifflin's board of directors determines in good faith that such third party's Takeover Proposal (as that term is defined in the merger agreement) is or is reasonably likely to result in a Superior Proposal (as that term is defined in the merger agreement) and Houghton Mifflin's board of directors determines (after consultation with counsel) that the failure to so act would likely breach the fiduciary duties of the board of directors. If a majority of the board of directors determines that the failure to take action with respect to such Superior Proposal would likely breach the fiduciary duties of the board of directors, the board of directors may terminate the merger agreement and accept such Superior Proposal. If the board of directors were to decide to accept such Superior Proposal, the board of directors would be obligated to first give Vivendi three business days notice to negotiate with Houghton Mifflin concerning any new proposals made by Vivendi and pay a termination fee;

      (viii) the relationship of the merger consideration to the historical trading prices of Houghton Mifflin's common stock. The board of directors also considered the form of consideration to be paid to holders of Houghton Mifflin common stock in the merger and the certainty of value of such cash consideration compared to stock consideration. The board of directors was aware that the consideration to be received by the holders of Houghton Mifflin common stock in the merger would be taxable to such holders for federal income tax purposes;

        (ix) the anticipated timing of consummation of the transactions contemplated by the merger agreement, and the structure of the transaction as a tender offer for all Houghton Mifflin common stock, which should allow stockholders to receive the transaction consideration in a relatively short timeframe, followed by the merger in which stockholders will receive the same consideration as received by stockholders who tendered their shares in the tender offer; and

        (x) the representation of Vivendi that it has, or will have, sufficient cash or access to cash to satisfy all of its obligations under the merger agreement.

    In making its recommendation, the special committee of the board of directors and the board of directors was aware of and took into consideration the interests of certain Houghton Mifflin executives, including the Chief Executive Officer, who is a member of the board of directors, in the merger as a result of the agreements, holdings of Houghton Mifflin common stock and options to purchase such stock as referenced below under "Interest of Certain Persons in the Merger."

    Houghton Mifflin's board of directors did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, Houghton Mifflin's board of directors viewed their position and recommendations as being based on the totality of the information presented to and considered by them. Individual members of the board of directors may have given different weight to different factors.

    Houghton Mifflin's board of directors recognized that, while the consummation of the merger gives the stockholders the opportunity to realize a premium over the prices at which Houghton Mifflin common stock was traded prior to the public announcement of the tender offer and merger, the merger would eliminate the opportunity for stockholders to participate in the future growth and profits of Houghton Mifflin.

OPINION OF HOUGHTON MIFFLIN'S FINANCIAL ADVISOR

    The special committee of the Board of Directors of Houghton Mifflin retained JPMorgan to act as their financial advisor with respect to the tender offer and the merger (or any other transaction resulting in the sale of a majority of Houghton Mifflin common stock or all or substantially all of its assets). As part of the engagement, JPMorgan was requested to consider whether the cash consideration to be received by Houghton Mifflin's stockholders pursuant to the tender offer and the merger was fair from a financial point of view to such stockholders, other than Vivendi and its affiliates. The consideration to be received by Houghton Mifflin stockholders was determined through negotiation between Vivendi and Houghton Mifflin and not pursuant to recommendations of JPMorgan. There were no limitations placed on the scope of JPMorgan's review except that JPMorgan was not authorized to solicit third-party indications of interest. JPMorgan was retained to act as its financial advisor in connection with the merger because JPMorgan is a leading investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes. JPMorgan has in the past performed investment advisory and/or corporate finance services for Houghton Mifflin.

    On May 31, 2001, JPMorgan gave its opinion to the special committee and the board of directors of Houghton Mifflin that, as of such date and based upon and subject to the assumptions made, matters considered and limits of its review, as set forth in its opinion, the cash consideration to be received by Houghton Mifflin's shareholders pursuant to the tender offer and the merger is fair from a financial point of view to such holders, other than Vivendi and its affiliates.

    The full text of JPMorgan's opinion, which sets forth material information relating to JPMorgan's opinion that the cash consideration to be received by Houghton Mifflin's stockholders pursuant to the tender offer and the merger was fair from a financial point of view to such stockholders, other than Vivendi and its affiliates, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by JPMorgan, is attached as Annex B to this information statement and is incorporated herein by reference. This description of JPMorgan's opinion should be reviewed together with the full text of the opinion, and you are urged to read the opinion and consider it carefully. The following summary of JPMorgan's opinion is qualified in its entirety by reference to the full text of the opinion.

    JPMorgan's opinion is addressed to the special committee and the board of directors of Houghton Mifflin and evaluated only the fairness, from a financial point of view, of the cash consideration to be received by Houghton Mifflin's stockholders pursuant to the tender offer and the merger to such stockholders, other than Vivendi and its respective affiliates. JPMorgan's opinion does not address the merits of the underlying decision to engage in the offer and the merger and does not constitute, nor should it be construed as, a recommendation to any stockholder as to how such stockholder should vote on the merger or any other matter related to the merger.

    In arriving at its opinion, JPMorgan, among other things:

    - reviewed a draft dated as of May 30, 2001 of the merger agreement among Vivendi, Soraya and Houghton Mifflin (the 'Merger Agreement');

    - reviewed certain publicly available business and financial information relating to Houghton Mifflin and the industry in which it operates;

    - reviewed certain internal financial analyses and forecasts prepared by the management of Houghton Mifflin relating to its respective businesses;

    - conducted discussions with members of the management of Houghton Mifflin with respect to certain aspects of the offer and the merger, the past and current business operations and the financial condition and future prospect of Houghton Mifflin, and certain other matters JPMorgan deemed to be relevant;

    - compared the proposed financial terms of the offer and the merger with the publicly available financial terms of certain other transactions that JPMorgan deemed to be relevant;

    - compared the financial and operating performance of Houghton Mifflin, including the current and historical market prices of its common stock, with publicly available information concerning certain other companies that JPMorgan deemed to be relevant; and

    - performed such other financial studies and analyses and took into account such other information JPMorgan deemed necessary.

    In preparing its opinion, JPMorgan has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available, discussed with or reviewed by or for JPMorgan, or publicly available, and JPMorgan has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Houghton Mifflin or been furnished with any such evaluation or appraisal. In addition, JPMorgan has not assumed any obligation to conduct, nor has JPMorgan conducted, any physical inspection of the properties or facilities of Houghton Mifflin. With respect to the financial forecast information furnished to or discussed with JPMorgan by Houghton Mifflin, JPMorgan has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Houghton Mifflin's management as to the expected future financial performance of Houghton Mifflin. JPMorgan has assumed that the merger will be consummated as described in the Merger Agreement. Finally, JPMorgan assumed that the final form of the Merger Agreement is substantially similar to the last draft it has reviewed.

    JPMorgan's opinion was necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to JPMorgan as of May 31, 2001, the date of the opinion.

    In accordance with customary investment banking practice, JPMorgan employed generally accepted methods in reaching its opinion. The following is a summary of the material financial and comparative analyses utilized by JPMorgan in arriving at its opinion.

    HISTORICAL TRADING PERFORMANCE: JPMorgan reviewed the historical trading averages for Houghton Mifflin common stock from the period May 22, 2000 to May 21, 2001, the day immediately preceding a WALL STREET JOURNAL article reporting a possible transaction with Vivendi. The following chart summarizes JPMorgan's results:

                                                                         PERCENT PREMIUM TO
                                                               PRICE     TRANSACTION PRICE
                                                              --------   ------------------
Price as of 5/21/01.........................................   $53.50           12.1%
One Week Prior (5/15/01)....................................    51.11           17.4%
One Month Prior (4/23/01)...................................    44.00           36.4%
Three Months Prior (2/23/01)................................    42.20           42.2%
52-Week High (5/17/01)......................................    54.75            9.6%
52-Week Low (10/26/01)......................................    31.81           88.6%
Prior Week Average..........................................    53.45           12.3%
Prior Month Average.........................................    48.00           25.0%
Prior 3 Month Average.......................................    44.44           35.0%

    COMPARATIVE COMPANY ANALYSIS: JPMorgan compared certain financial and operating ratios for Houghton Mifflin with the corresponding financial and operating ratios for a group of publicly traded companies in the educational publishing industry that JPMorgan deemed to be comparable to Houghton Mifflin. For the purpose of its analysis, the following companies were used as companies comparable to Houghton Mifflin:

    - The Thomson Corporation

    - Pearson PLC

    - The McGraw-Hill Companies, Inc.

    - Wolters Kluwer NV

    - Scholastic Corporation

    - John Wiley & Sons, Inc.

    - Reed Elsevier PLC

    JPMorgan calculated the total enterprise value of each of the comparable companies as a multiple of the estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for the calendar year ended 2001, and the equity value as a multiple of the estimated net income for the calendar year ended 2001. This analysis resulted in the following relevant ranges for the comparable companies:

                                                                   MULTIPLE OF
                                                              ---------------------
                                                               EBITDA    NET INCOME
                                                              --------   ----------
High........................................................   18.7x       42.4x
Low.........................................................    6.9x       16.9x
Median......................................................   12.6x       22.1x

    Based on the foregoing, JPMorgan determined a reference range of implied values per share of $39.49 to $55.01.

    To calculate the trading multiples utilized in the comparative company analysis, JPMorgan used publicly available information concerning the historical and projected financial performance of the comparable companies, including public historical financial information and consensus analysts' EBITDA and net income estimates.

    None of the comparable companies is, of course, identical to Houghton Mifflin. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading volume of the comparable companies, as well as that of Houghton Mifflin.

    DISCOUNTED CASH FLOW ANALYSIS: JPMorgan performed a discounted cash flow analysis (i.e., an analysis of the present value of projected unlevered after-tax cash flows) for Houghton Mifflin based on the following assumptions:

    - Valuation as of May 31, 2001;

    - Projected free cash flows based on Houghton Mifflin management budget for the fiscal year ending December 31, 2001 and Houghton Mifflin management estimates for the fiscal years ending December 31, 2002 through 2005;

    - Projected free cash flows calculated as the sum of operating earnings after tax, depreciation, tax deductible amortization, changes in working capital and changes in deferred taxes minus capital expenditures;

    - Weighted average cost of capital based on the capital asset pricing model ranging from 9.0% to 11.0%; and

    - Terminal valuation based on 7.0x to 8.0x December 31, 2005 EBITDA.

    This analysis resulted in the following implied equity values per share:

                                                                  PER SHARE EQUITY VALUE
                                                                 ASSUMING TERMINAL EBITDA
                                                                       MULTIPLE OF:
                                                              ------------------------------
DISCOUNT RATE                                                   7.0X       7.5X       8.0X
-------------                                                 --------   --------   --------
9.0%........................................................   $54.28     $58.43     $62.57
10.0%.......................................................    51.31      55.63      59.60
11.0%.......................................................    49.04      53.25      57.06

    Based upon the foregoing, JPMorgan determined a reference range of implied values per share of $49.04 to $62.57.

    COMPARATIVE TRANSACTION ANALYSIS: Using publicly available information, JPMorgan considered selected transactions in the educational publishing industry that JPMorgan deemed to be relevant to the proposed offer and merger. Specifically, JPMorgan reviewed the following transactions which it deemed to be comparable:

    - Reed Elsevier PLC's acquisition of Harcourt General, Inc., announced in October 2000;

    - Scholastic Corporation's acquisition of Grolier Inc., announced in April 2000;

    - IDG Books Worldwide's acquisition of Macmillan Publishers Ltd., announced in June 1999;

    - John Wiley & Sons, Inc.'s acquisition of certain Pearson PLC assets, announced in May 1999;

    - Pearson PLC's acquisition of Simon & Schuster, Inc., announced in May
      1998;

    - The McGraw-Hill Companies, Inc.'s acquisition of Tribune Education, announced in June 2000; and

    - WRC Media Inc.'s acquisition of Primedia Inc., announced in August 1999.

    Using publicly available information concerning historical financial performance, JPMorgan calculated the transaction value for comparable transactions as a multiple of EBITDA and revenue of the target companies for the last twelve months (also referred to as LTM) immediately preceding the announcement of each of the respective transactions. This analysis resulted in the following relevant ranges:

                                                               TRANSACTION VALUE
                                                               AS A MULTIPLE OF:
                                                              -------------------
                                                               EBITDA    REVENUE
                                                              --------   --------
High........................................................   28.3x      3.22x
Low.........................................................    8.9x      0.89x
Median......................................................   13.5x      2.38x

    In addition, JPMorgan specifically compared Reed Elsevier PLC's acquisition of Harcourt General, Inc., announced in October 2000, with the Houghton Mifflin transaction. JPMorgan calculated the transaction value as a multiple of LTM EBITDA and revenue and the equity value as a multiple of LTM net income for each target company. JPMorgan also calculated multiples of revenue, EBITDA and net income for the calendar year ended 2001 for each target company. For 2001 estimates of revenue, EBITDA and net income for Houghton Mifflin, JPMorgan relied on research from three of the leading Wall Street investment banks. This analysis resulted in the following relevant transaction multiples:

                                                              HOUGHTON MIFFLIN   HARCOURT GENERAL
                                                              ----------------   ----------------
REVENUE
LTM*........................................................       2.28x              2.41x
Wall Street consensus (2001)................................       2.11x              2.17x
EBITDA
LTM*........................................................        9.6x               9.3x
Wall Street consensus (2001)................................        8.6x               8.8x
NET INCOME
LTM*........................................................       30.5x              24.0x
Wall Street consensus (2001)................................       28.8x              23.3x

------------------------

* LTM is as of March 31, 2001 for Houghton Mifflin and as of October 31, 2000 for Harcourt General.

Based on the foregoing, JPMorgan determined a reference range of implied values per share of $50.71 to $67.55.

    No company utilized in the comparative transaction analysis is identical to Houghton Mifflin nor is any transaction identical to the contemplated transaction between Houghton Mifflin and Vivendi. An analysis of the results therefore requires complex considerations and judgements regarding the financial and operating characteristics of Houghton Mifflin and the companies involved in the comparable transaction, as well as other facts that could affect their publicly-traded and/or transaction values. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to comparable transactions.

    LEVERAGED VALUATION ANALYSIS: The purpose of this analysis was to compute the implied maximum price per share a financial sponsor could pay for Houghton Mifflin assuming a buyout of the public equity. The analysis assumed the potential transaction would be funded by a combination of: (i) rollover equity from Houghton Mifflin insiders; (ii) new equity investment from the financial sponsor; and (iii) a combination of bank and subordinated debt financing. The remaining key assumptions of this analysis are as follows:

    - Projections based on Houghton Mifflin management budget for 2001 and Houghton Mifflin management estimates for 2002 through 2005;

    - Maximum leverage of 4.0x total debt to 2000 EBITDA;

    - 100% of the bank financing is repaid by December 1, 2007;

    - 9.0% weighted average cost of debt financing;

    - Tax rate of 39.0%;

    - All insider ownership "rolled-over" and management/employees receive a 5.0% carried interest;

    - Required financial sponsor returns of 25.0% to 35.0%; and

    - Exit valuation on December 31, 2005 based on 8.5x to 9.5x 2005 estimated EBITDA.

    JPMorgan's analysis yielded the following results:

                                                                2005 EBITDA EXIT MULTIPLE:
                                                              ------------------------------
REQUIRED EQUITY RETURN                                          8.5X       9.0X       9.5X
----------------------                                        --------   --------   --------
25%.........................................................   $42.61     $44.54     $48.05
30%.........................................................    37.71      39.37      41.01
35%.........................................................    33.79      35.18      36.55

Based on the foregoing, JPMorgan determined a reference range of implied values per share of $33.79 to $48.05.

    Under the terms of the engagement letter dated May 31, 2001, Houghton Mifflin has agreed to pay JPMorgan as follows: (i) an opinion fee of $1,000,000 which became due upon delivery of the fairness opinion to the special committee and the board of directors of Houghton Mifflin; and (ii) an advisory fee of $9,500,000, which became due upon the closing of the offer (or any other transaction resulting in the sale of a majority of Houghton Mifflin common stock or all or substantially all of its assets). Houghton Mifflin has also agreed to reimburse JPMorgan for all reasonable out-of-pocket expenses (not to exceed $150,000 without the prior approval of Houghton Mifflin), including, without limitation, travel costs, documents production and other similar expenses, and reasonable fees of counsel and other professional advisors, and to indemnify JPMorgan and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, relating to or arising out of its engagement.

SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by Soraya to purchase all outstanding Shares pursuant to the tender offer and to pay fees and expenses related to the tender offer and the merger is estimated to be approximately $1,741,500,000. Of this amount, $ - was spent for Shares purchased in the tender offer. Soraya obtained the funds required for the tender offer and plans to obtain the funds required for the merger through capital contributions or loans that will be made by Vivendi, either directly or through one or more wholly owned subsidiaries of Vivendi, to Soraya. Vivendi has made and will make these contributions or loans through internally generated funds of Vivendi and its subsidiaries and commercial paper facilities or other short-term debt financings.

BACKGROUND OF THE MERGER

    In the fall of 2000, senior management of Houghton Mifflin and the board of directors recognized that, in view of the changes occurring in the publishing industry, a full exploration of strategic alternatives to enhance stockholder value should be undertaken.

    Beginning in the late fall of 2000 and continuing through the first quarter of 2001, Mr. Nader F. Darehshori, Chairman, President and Chief Executive Officer of Houghton Mifflin, met with various participants in the publishing industry, including Vivendi, to explore, on a very preliminary and general basis, a broad range of strategic alternatives.

    Mr. Darehshori had a luncheon meeting with representatives of Vivendi on January 9, 2001, at which there was a general discussion relating to the publishing industry and an overview of the business strategy of Vivendi and Houghton Mifflin. At the end of January, Vivendi and Houghton Mifflin entered into confidentiality agreement dated January 17, 2001. Thereafter, Houghton Mifflin provided Vivendi with certain non-public financial information.
Mr. Darehshori met with representatives of Vivendi on February 1, 2001. Vivendi's representatives indicated that Vivendi was interested in pursuing a business combination with Houghton Mifflin. Mr. Darehshori advised them that Houghton Mifflin was still in the process of considering various strategic alternatives.

    In February 2001, Houghton Mifflin retained The Parthenon Group, which had expertise in the publishing industry, to analyze its strategic plan and business opportunities for Houghton Mifflin.

    At a meeting of the board of directors on March 28, 2001, Mr. Darehshori summarized a number of strategic initiatives which he had been exploring, and The Parthenon Group discussed strategic issues and alternatives in Houghton Mifflin's business as they relate to the future financial performance of Houghton Mifflin.

    In the latter part of March 2001, a representative of Vivendi called
Mr. Darehshori to indicate Vivendi's continuing interest in pursuing a business combination transaction with Houghton Mifflin, and a meeting was scheduled for April 4, 2001. At this meeting, attended by Mr. Darehshori, Mr. Eric Licoys, Co-Chief Operating Officer of Vivendi, Ms. Agnes Touraine, Vice Chairman and Chief Executive Officer of Vivendi Universal Publishing, and Mr. Jean-Laurent Nabet, Director of Mergers and Acquisitions of Vivendi, Vivendi indicated an interest in exploring the possible business combination. Thereafter, on April 17, 2001, a meeting was held between representatives of JPMorgan, financial advisor to Houghton Mifflin, and Lazard Freres & Co. ("Lazard Freres"), financial advisors to Vivendi, to discuss valuation issues.

    On April 23, 2001, Houghton Mifflin received a letter from Mr. Jean-Marie Messier, Chairman and Chief Executive Officer of Vivendi, which set forth Vivendi's preliminary non-binding expression of interest for a business combination, which preliminary expression of interest stated that Vivendi's formulation of an actual offer would be contingent upon its due diligence investigation and its assessment of various financial parameters and synergies and was subject to board approval on Vivendi's part, and stated that the price range that Vivendi was considering was up to $62.00 per common share payable in cash.

    Houghton Mifflin held a regularly scheduled board of directors meeting on April 25, 2001, at which Vivendi's indication of interest in a business combination was discussed. Representatives of The Parthenon Group analyzed for the board of directors the potential revenue and income scenarios for Houghton Mifflin based on business unit opportunities and risks over the next three years. Representatives of JPMorgan made a presentation relating to a limited number of potential strategic acquirers of Houghton Mifflin and a preliminary indication of a range of values that Houghton Mifflin might receive in a transaction involving the sale of all of Houghton Mifflin's common stock.

    There was then discussion of the April 23, 2001 letter received from Vivendi. At the conclusion of the discussion, the board of directors appointed a special committee composed of outside directors to analyze, consider and negotiate a potential business combination with Vivendi and to make recommendations to the board of directors relating thereto.

    Immediately following the board of directors meeting, the special committee, whose members are Ms. Claudine Malone, Mr. Charles Longsworth and Mr. Michael Goldstein, met and elected Mr. Goldstein as Chairman. The special committee retained Cadwalader, Wickersham & Taft as its legal counsel and JPMorgan, Houghton Mifflin's investment banker, as its investment banker to assist in negotiating, structuring and evaluating the potential business transaction. It also authorized management to provide Vivendi with information and documents pertaining to Houghton Mifflin which were reasonably requested by Vivendi.

    During the weeks of April 30 and May 7, 2001 Houghton Mifflin provided representatives of Vivendi with documents pertaining to its business and made presentations to senior officers of Vivendi concerning the operation of each of Houghton Mifflin's business units. This due diligence process continued until the merger agreement was signed.

    During the period from May 4th to May 28th, 2001, representatives of Vivendi and Houghton Mifflin engaged in discussions concerning valuation, but no formal offer was made by Vivendi.

    A meeting of the board of directors was held on May 17, 2001. Representatives of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Houghton Mifflin, Cadwalader, Wickersham & Taft and JPMorgan were present at the meeting. The special committee reported to the board of directors that representatives of Vivendi had suggested a valuation of $58.00 per share of common stock and the special committee recommended that if Vivendi were to make an offer at $58.00 per share of common stock, JPMorgan should advise Vivendi's financial advisor that it would be unacceptable.

    A brief meeting of the special committee followed the meeting of the board of directors. It was decided to allow Vivendi to continue due diligence only after an acknowledgment by a representative from Vivendi that no deal would be done at $58.00 per share of common stock and any formal offer by Vivendi would need to be at a higher valuation to even be considered by Houghton Mifflin.

    Thereafter, representatives of JPMorgan advised representatives of Lazard Freres that a valuation of $58.00 per share of common stock was not acceptable to Houghton Mifflin. During the next week there were various discussions relating to the value of Houghton Mifflin between representatives of JPMorgan and Lazard Freres. During that period, Houghton Mifflin's management continued to respond to numerous questions and document requests from Vivendi. Representatives of the special committee, JPMorgan and Cadwalader, Wickersham & Taft regularly met in person or by conference call to address issues related to the negotiations with Vivendi.

    A meeting of Houghton Mifflin's board of directors, attended by representatives of Houghton Mifflin's financial advisors, Cadwalader, Wickersham & Taft and Skadden, Arps, Slate Meagher & Flom LLP, was held on May 23, 2001. The substance of the discussions between JPMorgan and Vivendi's financial advisors was reviewed with the board of directors. The special committee recommended, and the board of directors concurred, that a meeting between Messrs. Darehshori and Goldstein and appropriate officers of Vivendi would be appropriate.

    On May 28, 2001, Messrs. Darehshori and Goldstein met with Mr. Licoys and Ms. Touraine. Representatives of Cadwalader, Wickersham & Taft, Skadden, Arps, Slate, Meagher & Flom LLP and JPMorgan were available to assist
Messrs. Goldstein and Darehshori as necessary. Mr. Licoys stated that, while any formal offer would be subject to approval of Vivendi's board of directors (a regular meeting of which was scheduled for May 29, 2001), he believed Vivendi would be prepared to offer $58.00 or perhaps $58.50 per share of common stock. Messrs. Darehshori and Goldstein stated that $58.00 per share of common stock was unacceptable. Mr. Goldstein indicated that he believed that a price of $62.00 per share of common stock was appropriate. There was then a general discussion relating to valuation, but Mr. Licoys did not increase the valuation range, and the meeting adjourned. After consulting with JPMorgan and Cadwalader, Wickersham & Taft, Mr. Goldstein apprised the board of directors of the status of the negotiations.

    On the afternoon of May 29, 2001, after a meeting of the board of directors of Vivendi, Mr. Licoys talked with Messrs. Darehshori and Goldstein and stated that Vivendi was willing to pay $60.00 per share of common stock for all of Houghton Mifflin's common stock. He stated that this was its full and final offer. Messrs. Darehshori and Goldstein replied that they would communicate the offer to the special committee and the board of directors.

    The special committee convened later that afternoon, along with representatives of JPMorgan and Cadwalader, Wickersham & Taft, and, after extensive discussions, concluded that $60.00 per share of common stock was fair and that it would recommend accepting the proposal to the board of directors.

    The board of directors of Houghton Mifflin met in the evening of May 29, 2001, along with its legal and financial advisors. After extended discussion, the special committee recommended and the board of directors concurred that $60.00 per share of common stock would be acceptable if a satisfactory purchase agreement could be developed.

    On May 30, 2001, Messrs. Darehshori and Goldstein talked by telephone with Mr. Licoys. They indicated that the special committee would be prepared to recommend acceptance of a price of $60.00 per share of common stock, contingent on a favorable purchase agreement being entered into. Thereafter, Messrs. Darehshori and Goldstein and representatives from Cadwalader, Wickersham & Taft, Skadden, Arps, Slate, Meagher & Flom LLP and JPMorgan and Vivendi continued to negotiate an agreement. By early evening on May 31, 2001, agreement had been reached on the major elements of a merger agreement.

    A meeting of Houghton Mifflin's board of directors was held in the evening of May 31, 2001. Representatives of JPMorgan presented a summary of its analyses of the financial aspects of the proposed transaction, including an analysis of the fairness, from a financial point of view, of the price of $60.00 per share of common stock. Representatives of Skadden, Arps, Slate, Meagher & Flom LLP and Cadwalader, Wickersham & Taft outlined terms of the proposed offer and merger and the directors' legal duties and responsibilities. Members of the special committee stated their recommendation in favor of the offer and principal terms of the proposed agreement. Thereafter, the full board of directors unanimously approved the principal terms of the proposed merger agreement and authorized management to finalize the details of the agreement.

    In the early morning of June 1, 2001, the remaining details of the merger agreement were finalized and the merger agreement was signed. On June 1, 2001, prior to the commencement of trading, Vivendi and Houghton Mifflin issued a joint press release announcing the transaction.

    On June 8, 2001, Soraya commenced the tender offer.

    The tender offer expired on July   -  , 2001, and Soraya accepted   -
Shares for payment representing   -  % of the outstanding Shares.

   THE MERGER AGREEMENT; THE CONFIDENTIALITY AGREEMENT; PLANS FOR THE COMPANY

THE MERGER AGREEMENT

    The merger agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," Soraya will be merged with and into Houghton Mifflin, with Houghton Mifflin being the surviving corporation, and each issued Share (other than Shares owned by Vivendi, Soraya or Houghton Mifflin or a subsidiary of Vivendi, Soraya or Houghton Mifflin or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Massachusetts law) will be converted into the right to receive the price per Share paid pursuant to the tender offer in cash, without interest thereon. A copy of the merger agreement is attached hereto as Annex A and is incorporated herein by reference.

    VOTE REQUIRED TO APPROVE MERGER. The merger agreement must be approved by the holders of at least two-thirds of the shares each class of Houghton Mifflin's outstanding common stock. Consequently, Houghton Mifflin is calling and holding the special meeting of its stockholders for the purposes of considering and voting upon a proposal to approve the merger agreement. At the special meeting, all Shares then owned by Vivendi or Soraya will be voted in favor of the approval of the merger agreement. Soraya has acquired through the tender offer voting power with respect to more than two-thirds of the outstanding Shares and has sufficient voting power to effect the merger without the affirmative vote of any other stockholder of Houghton Mifflin.

    CONDITIONS TO THE MERGER. The merger agreement provides that the respective obligations of each party to effect the merger are subject to the satisfaction or waiver of certain conditions, including the following: (a) the holders of at least two-thirds of the voting power of all Shares shall have approved the merger agreement at a meeting of Houghton Mifflin's stockholders; (b) the waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have been terminated or shall have expired and any approvals under foreign antitrust laws applicable to the merger shall have been obtained; and (c) no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Federal, state, local or foreign government, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the merger; PROVIDED, HOWEVER, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered. The condition described in subsection (b) above has been satisfied.

    TERMINATION OF THE MERGER AGREEMENT. The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time of the merger (the "Effective Time"):

        (a) by mutual written consent of Vivendi and Houghton Mifflin (PROVIDED that after the Specified Date (as defined under "Takeover Proposals"), the consent of a majority of the Independent Directors (as defined under "Board of Directors") shall also be required);

        (b) by either Vivendi or Houghton Mifflin:

           (i) if any Restraint having any of the effects set forth in clause (c) under "Conditions to the Merger" shall be in effect and shall have become final and nonappealable; PROVIDED that the party seeking to terminate the merger agreement for this reason shall have used reasonable efforts to prevent the entry of and to remove such Restraint; or

           (ii) if, upon a vote at a duly held meeting to obtain Houghton Mifflin stockholder approval, Houghton Mifflin stockholder approval is not obtained; PROVIDED, HOWEVER, that the merger agreement may not be terminated by Vivendi for this reason if Vivendi or Soraya has not caused all Shares purchased pursuant to the tender offer and all other Shares owned by Vivendi or any subsidiary of Vivendi to be voted in favor of the approval of the merger agreement;

        (c) by Vivendi, if Houghton Mifflin shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of certain conditions to the tender offer, and (B) is incapable of being or has not been cured by Houghton Mifflin within 30 calendar days after giving written notice to Houghton Mifflin of such breach or failure to perform;

        (d) by Vivendi:

           (i) if Houghton Mifflin or any of its directors or officers shall breach its obligations set forth under "Takeover Proposals" in any material respect; or

           (ii) (w) if the board of directors of Houghton Mifflin or any committee thereof shall withdraw or modify, or make any disclosure to the stockholders of Houghton Mifflin, whether or not permitted pursuant to the provisions set forth under "Takeover Proposals," that has the effect of withdrawing or modifying, its approval or recommendation of the merger or the merger agreement, (x) if the board of directors of Houghton Mifflin or any committee thereof shall approve or recommend, or make any disclosure to the stockholders of Houghton Mifflin, whether or not permitted pursuant to the provisions set forth under "Takeover Proposals," that has the effect of approving or recommending, to the stockholders of Houghton Mifflin a Takeover Proposal (as defined under "Takeover Proposals"), (y) if, after a Takeover Proposal shall have been made public, the board of directors of Houghton Mifflin fails to affirm its recommendation of the merger and the merger agreement as promptly as practicable (but in any case within 3 business days) after any request from Vivendi or (z) if a tender offer or exchange offer constituting a Takeover Proposal is commenced, and the board of directors of Houghton Mifflin fails to recommend against acceptance of such offer by the stockholders of Houghton Mifflin (including by taking no position with respect to the acceptance of such offer by the stockholders of Houghton Mifflin); or

          (iii) if any person shall have consummated a tender offer or an exchange offer or other transaction constituting a Takeover Proposal;

        (e) prior to the Specified Date (as defined under "Takeover Proposals") by Houghton Mifflin, if Vivendi or Soraya shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the merger agreement which breach is incapable of being or has not been cured by Vivendi within 30 calendar days after giving written notice to Vivendi of such breach; or

        (f) prior to the Specified Date by Houghton Mifflin, in accordance with the provisions set forth under "Takeover Proposals," subject to compliance by Houghton Mifflin with the notice provisions therein and the termination fee and expense reimbursement provisions set forth under "Fees and Expenses; Termination Fee."

    TAKEOVER PROPOSALS. The merger agreement provides that Houghton Mifflin will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person,
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to acceptance for payment of Shares pursuant to and subject to the conditions of the tender offer (the "Specified Date"), a majority of the members of the board of directors of Houghton Mifflin determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to result in a breach of the fiduciary duties of the board of directors to Houghton Mifflin's stockholders under applicable law, Houghton Mifflin may, in response to a Takeover Proposal that a majority of the members of the board of directors of Houghton Mifflin determines in good faith is or is reasonably likely to result in a Superior Proposal (as defined below) and which Takeover Proposal was not solicited by it in breach of this provision or which did not otherwise result from a breach of this provision, and subject to providing prior written notice of its decision to take such action to Vivendi and compliance with the notification provisions described below, (x) furnish information with respect to Houghton Mifflin and its subsidiaries to any person making such Takeover Proposal pursuant to a customary confidentiality agreement (PROVIDED that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision in, or omits restrictive provisions, contained in the Confidentiality Agreement dated as of January 17, 2001 between Vivendi, Houghton Mifflin and Havas (the "Confidentiality Agreement"), then the Confidentiality Agreement shall be deemed amended to contain only such less restrictive provisions or to omit such restrictive provisions as applicable) and (y) participate in discussions or negotiations regarding such Takeover Proposal.

    "Superior Proposal" means any offer not solicited by Houghton Mifflin in breach of the provisions described above made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, all or substantially all of the Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Houghton Mifflin and its subsidiaries and otherwise on terms which a majority of the members of the board of directors of Houghton Mifflin determines in good faith (after consultation with outside counsel and following receipt of the advice of a financial advisor of nationally recognized reputation) (i) to be more favorable to Houghton Mifflin's stockholders than the tender offer and the merger (as amended in accordance with the terms of the merger agreement or as proposed to be amended pursuant to any New Parent Proposal (as defined below)) after taking into account all constituencies (including stockholders), the terms of the merger agreement and pertinent factors permitted under the MBCL,
(ii) for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of the members of the board of directors of Houghton Mifflin, is reasonably capable of being obtained by such third party and (iii) for which, in the good faith judgment of a majority of the members of the board of directors of Houghton Mifflin, no regulatory approvals are required, including antitrust approvals, that could not reasonably be expected to be obtained.

    "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of Houghton Mifflin and its subsidiaries, taken as a whole, or 15% or more of any class or series of equity securities of Houghton Mifflin or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class or series of equity securities of Houghton Mifflin or any of its subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Houghton Mifflin or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

    The merger agreement further provides that, except as described below, neither Houghton Mifflin nor the board of directors of Houghton Mifflin nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Vivendi, the approval or recommendation by the board of directors or committee thereof of the merger or the merger agreement,
(ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal, or (iv)(x) redeem the rights to purchase the Series A Junior Participating Preferred Stock (the "Rights") issued pursuant to the Rights Agreement, as amended (the "Rights Agreement"), dated as of July 30, 1997 by and between Houghton Mifflin and BankBoston, N.A., as Rights Agent, (y) waive or amend any provisions of the Rights Agreement or (z) take any action with respect to, or make any determination under, the Rights Agreement, in any such case to permit or facilitate the consummation of a Takeover Proposal, or propose or agree to do any of the foregoing constituting or related to, or which is intended to or would reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Specified

Date, in response to a Superior Proposal which was not solicited by Houghton Mifflin and which did not otherwise result from a breach of Houghton Mifflin's obligations described above, the board of directors of Houghton Mifflin may (subject to this sentence and the definition of the term "Superior Proposal"), if a majority of the members of the board of directors of Houghton Mifflin determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to result in a breach of the fiduciary duties of the board of directors to Houghton Mifflin's stockholders under applicable law, withdraw or modify the approval or recommendation by the board of directors of the merger agreement or the merger or terminate the merger agreement (and concurrently with or after such termination, if it so chooses, cause Houghton Mifflin to enter into any Acquisition Agreement with respect to any Superior Proposal), but only (x) at a time that is after the third business day following Vivendi's receipt of written notice advising Vivendi that the board of directors of Houghton Mifflin is prepared to take such action (during which period Houghton Mifflin shall negotiate in good faith with Vivendi and Soraya concerning any New Parent Proposal), specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (y) if, at the time of such withdrawal, modification or termination, such proposal continues to be a Superior Proposal, taking into account any amendment of the terms of the merger by Vivendi or any proposal by Vivendi to amend the terms of the merger agreement or the merger (a "New Parent Proposal").

    In addition to the obligations of Houghton Mifflin set forth in the preceding paragraphs, Houghton Mifflin shall promptly (and no later than forty-eight hours) advise Parent orally and in writing of any request for information or of any inquiry with respect to a Takeover Proposal, the material terms and conditions of such request, inquiry or Takeover Proposal and the identity of the person making such request, inquiry or Takeover Proposal. Houghton Mifflin will promptly keep Vivendi informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Takeover Proposal.

    The merger agreement provides that the provisions described above will not prohibit Houghton Mifflin from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or from making any disclosure to Houghton Mifflin's stockholders if, in the good faith judgment of a majority of the members of the board of directors of Houghton Mifflin, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; PROVIDED, HOWEVER, that, subject to the provisions set forth above, neither Houghton Mifflin nor its board of directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to the merger agreement or the merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

    Pursuant to the merger agreement, Houghton Mifflin acknowledges and agrees that in the event a Takeover Proposal shall have been made known to Houghton Mifflin or has been made directly to its stockholders or any person has announced an intention (whether or not conditional) to make a Takeover Proposal, thereafter, the "standstill" provisions of the Confidentiality Agreement will cease to apply to Vivendi and Soraya.

    FEES AND EXPENSES; TERMINATION FEE. The merger agreement provides that except as set forth below, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated. Vivendi will file any tax return with respect to, and will pay, any state or local taxes (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of Houghton Mifflin's real property (collectively, the "Real Estate Transfer Taxes") as a result of the merger (other than any such taxes that are solely the obligations of a stockholder of Houghton Mifflin, in which case Houghton Mifflin shall pay any such taxes). Houghton Mifflin will cooperate with Vivendi in the filing of such tax returns including, in the case of Houghton Mifflin, supplying in a timely manner a complete list of all real property interests held by Houghton Mifflin and any information with respect to such property that is reasonably necessary to complete such returns. The fair market value of any real property of Houghton Mifflin subject to the Real Estate Transfer Taxes will be as agreed to between Vivendi and Houghton Mifflin.

    The merger agreement provides that in the event that (1) a Takeover Proposal shall have been made known to Houghton Mifflin or has been made directly to its stockholders or any person has announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter the merger agreement is terminated by either Vivendi or Houghton Mifflin as a result of the failure to satisfy certain of the conditions to the tender offer or the purchase of Shares pursuant to the tender offer or (2) the merger agreement is terminated by Vivendi pursuant to paragraph (d)(i) under "Termination of the Merger Agreement" or (3) the merger agreement is terminated by Vivendi pursuant to paragraph (d)(ii) or (d)(iii) under "Termination of the Merger Agreement" or by Houghton Mifflin pursuant to paragraph (f) under "Termination of the Merger Agreement," then in any such case Houghton Mifflin shall promptly, but in no event later than the date of such termination, pay to Vivendi a fee equal to $34,653,341 (the "Termination Fee"), payable by wire transfer of same day funds; PROVIDED, HOWEVER, that no Termination Fee shall be payable to Vivendi pursuant to a termination by Vivendi pursuant to clause (1) or (2) of this paragraph unless and until within twelve months after such termination, Houghton Mifflin or any of its subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal (which, for purposes of this proviso shall have the meaning assigned under "Takeover Proposals" except that references to "15%" shall be deemed to be references to "35%"), in which event the Termination Fee shall be payable upon the first to occur of such events. Pursuant to the merger agreement, Houghton Mifflin acknowledges that the agreements described in this paragraph are an integral part of the transactions contemplated by the merger agreement, and that, without these agreements, Vivendi would not enter into the merger agreement; accordingly, if Houghton Mifflin fails promptly to pay the amounts set forth in this paragraph, and, in order to obtain such payment, Vivendi commences a suit which results in a judgment against Houghton Mifflin for the amounts set forth in this paragraph, Houghton Mifflin shall pay to Vivendi its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this paragraph at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

    Houghton Mifflin acknowledges and agrees that in the event of a breach of its obligations under "Takeover Proposals," the payment of the Termination Fee shall not constitute the exclusive remedies available to Vivendi, and that Vivendi shall be entitled to any other remedies provided for in the merger agreement, including injunction and specific performance, and all other remedies available at law or in equity to which Vivendi is entitled.

    CONDUCT OF BUSINESS. The merger agreement provides that, except as set forth in Houghton Mifflin's disclosure schedule to the merger agreement, as otherwise contemplated by the merger agreement or as consented to in writing by Vivendi, such consent not to be unreasonably withheld, conditioned or delayed, during the period from the date of the merger agreement to the earliest of
(A) such time as nominees of Vivendi shall comprise a majority of the members of Houghton Mifflin's board of directors, (B) the termination of the merger agreement in accordance with the provisions described under "Termination of the Merger Agreement" or (C) the Effective Time, Houghton Mifflin shall, and shall cause its subsidiaries to, carry on their respective businesses only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of the merger agreement to the earliest of (A) such time as nominees of Vivendi shall comprise a majority of the members of Houghton Mifflin's board of directors, (B) the termination of the merger agreement in accordance with the provisions described under "Termination of the Merger Agreement" or (C) the Effective Time, Houghton Mifflin shall not, and shall not permit any of its subsidiaries to:

           (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of Houghton Mifflin to its parent, and except for regular dividends of not more than $0.135 per share payable each calendar quarter to Houghton Mifflin's stockholders (PROVIDED that no such dividend shall be declared after the date of the merger agreement unless the purchase of Shares pursuant to the tender offer is not consummated by August 15, 2001),
       (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Houghton Mifflin or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (as defined in the merger agreement) (w) any shares of its capital stock, (x) any other voting securities, (y) any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or (z) any "phantom" stock or stock rights, stock appreciation rights or stock-based performance units other than the issuance of Shares upon the exercise of Target Stock Options (as defined in the merger agreement) outstanding as of the date of the merger agreement in accordance with their present terms;

          (iii) amend its articles of organization, by-laws or other comparable organizational documents;

           (iv) acquire, license or agree to acquire or license (A) by merging or consolidating with, or by purchasing or licensing assets of, or by any other manner, any business, division or person or any interest therein or
       (B) any assets other than immaterial assets or assets acquired in the ordinary course of the Houghton Mifflin's business operations consistent with past practice;

           (v) sell, lease, license out, sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than any Lien imposed by law, such as a carriers', warehousemen's or mechanics' Lien) or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses out of finished goods or services in the ordinary course of business consistent with past practice;

           (vi) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Houghton Mifflin or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business for working capital purposes (or to refund existing or maturing indebtedness) consistent with past practice not to exceed $300,000,000, at any time outstanding and except for intercompany indebtedness between Houghton Mifflin and any of its subsidiaries or between such subsidiaries;

          (vii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) Houghton Mifflin or any direct or indirect wholly owned subsidiary of Houghton Mifflin or
       (B) Classwell Learning Group Inc., pursuant to existing obligations in written agreements of which Vivendi's legal and financial advisors have been provided copies (or given access) in connection with the transactions contemplated by the merger agreement;

         (viii) make or agree to make any new capital expenditures, other than capital expenditures relating to book plate assets, or enter into any agreements providing for payments which, individually, are in excess of $1,000,000 or, in the aggregate, are in excess of $25,000,000;

           (ix) (A) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of the merger agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Houghton Mifflin included in documents Houghton Mifflin has filed with the Securities and Exchange Commission or incurred since the date of such financial statements, or
       (B) subject to the provisions described under "Takeover Proposals," waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality, standstill or similar agreement to which Houghton Mifflin or any of its subsidiaries is a party or of which Houghton Mifflin or any of its subsidiaries is a beneficiary;

           (x) except as required in order to comply with law and except for labor agreements negotiated in the ordinary course, (x) establish, enter into, adopt or amend or terminate any Target Benefit Plan (as defined in the merger agreement) or Target Benefit Agreement (as defined in the merger agreement), (y) change any actuarial or other assumption used to calculate funding obligations with respect to any Target Pension Plan (as defined in the merger agreement), or change the manner in which contributions to any Target Pension Plan are made or the basis on which such contributions are determined or (z) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, Target Benefit Plan or Target Benefit Agreement;

           (xi) (w) other than in the ordinary course of business consistent with past practice (other than with respect to executive officers), increase the compensation, bonus, royalties, commissions, or other benefits of any current or former director, consultant, officer developer, author, illustrator, publisher, editor or other employee,
       (x) grant any current or former director, consultant, officer, developer, author, illustrator, publisher, editor or other employee or independent contractor any increase in severance or termination pay, (y) amend or modify any Target Stock Option, or (z) or pay any benefit or amount not required by a plan or arrangement as in effect on the date of the merger agreement to any such person;

          (xii) transfer or license to any person or entity or otherwise extend, amend or modify or allow to revert, lapse or expire any material rights to the Intellectual Property Rights (as defined in the merger agreement) of Houghton Mifflin and its subsidiaries other than in the ordinary course of business consistent with past practices;

         (xiii) enter into or amend any Contract (as defined in the merger agreement) of the type listed in Section 3.01(r) of the merger agreement;

          (xiv) obtain, through acquisition, lease, sublease or otherwise, any real property for use as an office, warehouse or similar facility of Houghton Mifflin or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

          (xv) increase the headcount of full-time, permanent employees of Houghton Mifflin or its subsidiaries by an amount inconsistent with past practice;

          (xvi) except insofar as may be required by a change in generally accepted accounting principles, make any changes in accounting methods, principles or practices;

         (xvii) take any action that would, or that would reasonably be expected to, result in any condition to the Offer or the merger not being satisfied; or

         (xviii) authorize, or commit, resolve or agree to take, any of the foregoing actions.

    BOARD OF DIRECTORS. The merger agreement provides that, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Vivendi shall be entitled to designate such number of directors of Houghton Mifflin, rounded down to the next whole number, as is equal to the product of the total number of directors on Houghton Mifflin's board of directors (giving effect to the directors designated by Vivendi pursuant to this sentence) multiplied by the Board Fraction. "Board Fraction" shall mean a fraction, the numerator of which shall be the number of Shares that Vivendi and its subsidiaries beneficially own at the time of calculation of the Board Fraction, and the denominator of which shall be the total number of Shares then outstanding. Subject to Houghton Mifflin's disclosure schedule to the merger agreement, in furtherance thereof, subject to applicable law, Houghton Mifflin shall promptly take such actions as are necessary to enable such designees of Vivendi to be elected or appointed to Houghton Mifflin's board of directors, including increasing the number of directors on Houghton Mifflin's board of directors and obtaining the resignations of a number of its incumbent directors, or both. Houghton Mifflin shall use its best efforts to cause the vacancies created by such increase in the number of directors or the resignation of incumbent directors to be filled by the designees of Vivendi. At such time, Houghton Mifflin shall also, subject to applicable law, take all action necessary to cause persons designated by Vivendi to constitute the same Board Fraction of (i) each committee of Houghton Mifflin's board of directors,
(ii) each board of directors (or similar body) of each subsidiary of Houghton Mifflin and (iii) each committee (or similar body) of each such board.

    Subject to applicable law, the merger agreement requires Houghton Mifflin to take all action requested by Vivendi necessary to effect any such election or appointment of the designees of Vivendi to Houghton Mifflin's board of directors, including mailing to its stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Houghton Mifflin has made such mailing with the mailing of its Solicitation/ Recommendation Statement on
Schedule 14D-9.

    In the event that Vivendi's designees are elected or appointed to Houghton Mifflin's board of directors, until the Effective Time, Houghton Mifflin's board of directors shall have at least two directors of Houghton Mifflin who are directors on the date hereof and who are not affiliates of Vivendi or Soraya (the "Independent Directors"); PROVIDED that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of the merger agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be shareholders, affiliates or associates of Vivendi or Soraya, and such persons shall be deemed to be Independent Directors for purposes of the merger agreement. The Independent Directors shall form a committee that, until the Effective Time, shall have the sole power and authority, by a majority vote of such Independent Directors, for Houghton Mifflin to (a) amend or terminate the merger agreement or to extend the time for the performance of any of the obligations or other acts of Vivendi or Soraya under the merger or the merger agreement, (b) exercise or waive any of Houghton Mifflin's rights, benefits or remedies under the merger agreement, or (c) take any other action under or in connection with the merger agreement if such action materially and adversely affects holders of Shares other than Vivendi or Soraya.

    STOCK OPTIONS. The merger agreement provides that as soon as practicable following the date of the merger agreement, Houghton Mifflin shall ensure that
(i) each holder (each, an "Optionee") of an outstanding Target Stock Option shall have the right to irrevocably elect, subject to satisfaction of the conditions set forth in clause (d) under "Conditions to the Merger," to surrender, immediately prior to the acceptance for payment of Shares pursuant to the tender offer, any outstanding and unexercised Target Stock Option then held by the Optionee in exchange for a cash payment equal to (x) the excess, if any, of (A) the price per Share paid pursuant to the tender offer over (B) the exercise price per Share subject to such Target Stock Option, multiplied by
(y) the number of Shares issuable pursuant to the unexercised portion of such Target Stock Option, less any tax withholding required by the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") or any provision of state or local law, payable not later than twenty days after the earlier of the satisfaction of the conditions set forth in clause (d) under "Conditions to the Merger" and five days after the Effective Time, (ii) each Optionee shall have the right to purchase, effective as of the consummation of the merger, subject to the consummation of the merger and in accordance with the terms of the relevant plan or document, all or any part of the Shares subject to any Target Stock Option held by the Optionee, whether vested or unvested, and that each Share so purchased shall be converted, as of the Effective Time, in the right to receive the merger consideration, less any tax withholding required by the Internal Revenue Code or any provision of state or local law, and (iii) each Target Stock Option (with respect to which an Optionee has not exercised one of the rights set forth in this section) shall terminate and expire as of the Effective Time.

    The merger agreement further provides that prior to the Effective Time, Houghton Mifflin shall take or cause to be taken such actions as are required to cause (i) the Target Stock Plans to terminate as of the Effective Time and
(ii) the provisions in any other Target Benefit Plan providing for the issuance, transfer or grant of any capital stock of Houghton Mifflin or any interest in respect of any capital stock of Houghton Mifflin to be deleted as of the Effective Time.

    EMPLOYEE MATTERS. The merger agreement provides that Vivendi shall provide, or cause to be provided, from the Effective Time through December 31, 2002, to current employees of Houghton Mifflin and its subsidiaries who continue employment through the Effective Time (the "Company Employees"), employee benefits (disregarding for such purpose any Target Benefit Plans or Target Benefit Agreements that provide for equity and/or equity-based compensation) and annual bonus opportunities that are, in the aggregate, substantially equivalent to the employee benefits and annual bonus opportunities (without regard to form of payment) provided to the Company Employees immediately prior to the Effective Time; PROVIDED that neither Vivendi nor the surviving corporation in the merger shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; PROVIDED, FURTHER, that no plans or arrangements of Houghton Mifflin or any of its subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially equivalent in the aggregate.

    For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Vivendi and its subsidiaries providing benefits to Company Employees (the "Parent Plans"), Vivendi shall credit, and shall cause the surviving corporation in the merger to credit, each Company Employee with his or her years of service with Houghton Mifflin and its subsidiaries and any predecessor entities, to the same extent as such Company Employee was entitled immediately prior to the Effective Time to credit for such service under any similar Target Benefit Plan. The Parent Plans shall not deny Company Employees coverage on the basis of pre-existing conditions and shall credit such Company Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Parent Plans.

    Nothing contained in this subsection "Employee Matters" or elsewhere in the merger agreement shall be construed to prevent the termination of employment of any individual Company Employee or any change in the employee benefits available to any individual Company Employee or the amendment or termination of any particular Target Benefit Plan or Target Benefit Agreement to the extent permitted by its terms as in effect immediately prior to the Effective Time.

    INDEMNIFICATION, EXCULPATION AND INSURANCE. Pursuant to the merger agreement, Vivendi agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Houghton Mifflin and its subsidiaries as provided in their respective articles of organization or by-laws (or comparable organizational documents) and any indemnification agreements of Houghton Mifflin (as each is in effect on the date hereof), the existence of which does not constitute a breach of the merger agreement, shall be assumed by the surviving corporation in the merger, without further action, as of the Effective Time and shall survive the merger and shall continue in full force and effect in accordance with their terms, and Vivendi shall cause the surviving corporation in the merger to honor all such rights.

    In the event that the surviving corporation in the merger or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, or otherwise dissolves the surviving corporation in the merger, then, and in each such case, Vivendi shall cause proper provision to be made so that the successors and assigns of the surviving corporation in the merger assume the obligations set forth in this subsection "Indemnification, Exculpation and Insurance."

    The surviving corporation in the merger shall, at its option, either
(i) maintain for a period of not less than six years after the Effective Time, Houghton Mifflin's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time ("D&O Insurance") with respect to those persons who are currently covered by Houghton Mifflin's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof or (ii) cause to be provided coverage no less favorable to such directors or officers, as the case may be, than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for the D&O Insurance prior to the date of the merger agreement (such 150% amount the "Maximum Premium"). If the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, the surviving corporation in the merger will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium. At the option of Vivendi, Vivendi may assume the obligations of the surviving corporation in the merger set forth in this subsection "Indemnification, Exculpation and Insurance," and thereafter neither Vivendi nor the surviving corporation in the merger shall have any further obligations pursuant to this paragraph for so long as Vivendi continues to so assume the obligations of the surviving corporation in the merger.

    To the full extent permitted by law, Vivendi shall, and shall cause Houghton Mifflin (or any successor to Houghton Mifflin) to, indemnify, defend and hold harmless the present officers and directors of Houghton Mifflin and its subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (collectively, "Losses") arising out of actions or omissions occurring at or prior to the Effective Time in connection with the merger agreement, the tender offer and the merger; PROVIDED, HOWEVER, that an Indemnified Party shall not be entitled to indemnification under this paragraph for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of the merger agreement,
(ii) criminal conduct or (iii) any violation of federal, state or foreign securities laws. In order to be entitled to indemnification under this paragraph, an Indemnified Party must give Vivendi and Houghton Mifflin prompt written notice of any third party claim which may give rise to any indemnity obligation under this paragraph, and Vivendi and Houghton Mifflin shall have the right to assume the defense of any such claim through counsel of their own choosing, subject to such counsel's reasonable judgment that separate defenses that would create a conflict of interest on the part of such counsel are not available. If Vivendi and Houghton Mifflin do not assume any such defense, they shall be liable for all reasonable costs and expenses of defending such claim incurred by the Indemnified Party, including reasonable fees and disbursements of counsel, and shall advance such reasonable costs and expenses to the Indemnified Party; PROVIDED, HOWEVER, that such advance shall be made only after receiving an undertaking from the Indemnified Party that such advance shall be repaid if it is determined that such Indemnified Party is not entitled to indemnification therefor. Neither Vivendi nor Houghton Mifflin shall be liable under this paragraph for any Losses resulting from any settlement, compromise or offer to settle or compromise any such claim or litigation or other action, without the prior written consent of Vivendi and Houghton Mifflin. Any settlement involving an Indemnified Party shall provide for a full release of such Indemnified Party.

    The provisions of this subsection "Indemnification, Exculpation and Insurance" (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and
(ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    REASONABLE EFFORTS. The merger agreement provides that upon the terms and subject to the conditions set forth in the merger agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to closing of the merger to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement; PROVIDED, HOWEVER, that Vivendi will not be required to agree to, or proffer to, (i) divest or hold separate any of Parent's, the Company's or any of their respective subsidiaries' or affiliates' businesses or assets (other than DE MINIMIS divestitures of immaterial assets) or (ii) cease to conduct business or operations in any jurisdiction in which Vivendi, Houghton Mifflin or any of their respective subsidiaries conducts business or operations as of the date of the merger agreement.

    In connection with and without limiting the foregoing, Houghton Mifflin and its board of directors and Vivendi and its board of directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger, the merger agreement or any of the other transactions contemplated thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the merger, the merger agreement or any other transaction contemplated thereby, take all action necessary to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger and the other transactions contemplated by the merger agreement.

    REPRESENTATIONS AND WARRANTIES. The merger agreement contains various customary representations and warranties, including representations relating to corporate existence and power; subsidiaries; capitalization; corporate authorizations; government authorizations; Securities and Exchange Commission filings; absence of undisclosed liabilities; accuracy of certain disclosures; absence of certain changes; litigation; compliance with laws; environmental matters; employment agreements; compliance with the Employee Retirement Income Security Act of 1974, as amended; taxes; stockholder voting requirements; state takeover statutes; opinion of Houghton Mifflin's financial advisor; intellectual property; contracts; state adoption contracts; and the Rights Agreement.

    Certain representations and warranties in the merger agreement made by Houghton Mifflin and Vivendi are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, the term "material adverse effect" means any change, effect, event, occurrence, condition or development or state of facts that is materially adverse to the business, assets or results of operations or condition (financial or other) of the relevant party and its subsidiaries taken as a whole, other than any change, effect, event, occurrence, condition or development or state of facts (i) relating to the U.S. economy in general, (ii) relating to the industries in which such party operates in general (and not having a materially disproportionate effect on such party relative to most other industry participants), (iii) in respect of changes in such party's stock price, in and of itself, (iv) resulting from the announcement of the merger agreement and the transactions contemplated thereby or (v) in the case of Houghton Mifflin, resulting from the failure to secure adoption contracts as a result of the pendency of the merger agreement.

    PROCEDURE FOR AMENDMENT, EXTENSION, WAIVER OR TERMINATION. The merger agreement may be amended by the parties at any time prior to the Effective Time; PROVIDED, HOWEVER, that no amendment shall be made which decreases the merger consideration, and after Houghton Mifflin stockholder approval has been obtained, there shall not be made any amendment that by law requires further approval by the stockholders of Houghton Mifflin without the further approval of such stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement or (c) subject to the proviso of the previous paragraph, waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of such rights.

    Subject, in the case of Houghton Mifflin, to the third paragraph under the subsection "Board of Directors," a termination of the merger agreement pursuant to the subsection "Termination of the Merger Agreement," an amendment of the merger agreement pursuant to the first paragraph of this subsection "Procedure for Amendment, Extension, Waiver or Termination" or an extension or waiver pursuant to the preceding paragraph shall, in order to be effective, require, in the case of Vivendi or Houghton Mifflin, action by its board of directors or, with respect to any amendment to the merger agreement, the duly authorized committee of its board of directors to the extent permitted by law.

    The foregoing summary of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is filed as Annex A hereto. The merger agreement should be read in its entirety for a more complete description of the matters summarized above.

THE CONFIDENTIALITY AGREEMENT

    Pursuant to the confidentiality agreement, Houghton Mifflin and Vivendi agreed to keep confidential certain information provided by Houghton Mifflin or its representatives. The confidentiality agreement also contains customary standstill provisions. The merger agreement provides that certain information exchanged pursuant to the merger agreement will be subject to the confidentiality agreement.

PLANS FOR THE COMPANY

    Vivendi may designate its representatives as a majority of Houghton Mifflin's board of directors. Following completion of the merger, Vivendi intends to integrate Houghton Mifflin's operations with those of Vivendi under the direction of Vivendi's management. Vivendi's principal reason for acquiring Houghton Mifflin is the strategic fit of Houghton Mifflin's operations with Vivendi's operations. Vivendi intends to continue to review Houghton Mifflin and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the merger agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in Houghton Mifflin's corporate structure, capitalization, management or dividend policy.

                                APPRAISAL RIGHTS

    If the merger is consummated, stockholders who object to the merger are entitled to appraisal rights under Section 85 thought 98 of the MBCL. In order to exercise those rights, you must comply with the procedures described below. Failure to comply with these procedures will result in the loss of appraisal rights. The description is only a summary and is qualified by reference to the relevant provisions of Massachusetts law, attached as Annex C. The following is a summary of the relevant provisions of Massachusetts law.

    In order to exercise appraisal rights, you must take the following steps:

    - send a written objection to the merger to Houghton Mifflin before the Special Meeting stating your intention to demand payment for your Shares if the merger is approved and the merger occurs;

    - not vote in favor of the merger; and

    - send a written demand to Houghton Mifflin for payment for your Shares within twenty days after you receive notice from Houghton Mifflin that the merger has occurred. Houghton Mifflin will send the notice within ten days after the merger is completed.

    A vote by proxy or in person against the transaction alone does not constitute a demand for appraisal. If you file a written objection with Houghton Mifflin prior to the Special Meeting, you do NOT need to vote against the merger. However, if you file a written objection with Houghton Mifflin prior to the Special Meeting and vote in favor of the merger, you will be deemed to have waived your right to exercise appraisal rights.

    If you have followed the procedures set forth above and the merger is completed, Houghton Mifflin will contact you in order to determine the fair value of your Shares. If Houghton Mifflin and you have not agreed as to the fair value of your Shares within fifty days after you receive notice from

Houghton Mifflin that the merger has occurred, both you and Houghton Mifflin will have the right to have the court determine the fair value by filing a bill in equity in the Superior Court, Suffolk County, Massachusetts no later than four months after the expiration of the negotiation period.

    The costs of the bill in equity, including the reasonable compensation and expenses of any master appointed by the court, shall be determined by the court and taxed against the parties as the court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees.

    The determination of fair value made by the court or special master will be binding on and enforceable by you and the other Houghton Mifflin stockholders who have properly executed their appraisal rights.

    The fair value of each of the Shares could be more than, the same as, or less than $60.00.

    Your appraisal rights are your only remedy if you object to the merger, unless the merger is determined to have been illegal, fraudulent or in breach of the fiduciary duties of Houghton Mifflin's board of directors. If you exercise your appraisal rights, after the merger is completed you will not have any rights as a Houghton Mifflin stockholder, including the right to receive notices of meetings, vote at meetings or receive dividends, if any.

                             CERTAIN LEGAL MATTERS

STATE TAKEOVER LAWS

    A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In EDGAR
V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Chapter 110F of the Massachusetts General Laws ("MGL") in general prohibits a Massachusetts corporation such as Houghton Mifflin from engaging in a "business combination" (defined as a variety of transactions, including mergers) with an "interested stockholder" (defined generally as a person that is the beneficial owner of 5% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder unless, among other things, prior to the time such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. Houghton Mifflin's board of directors has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement for purposes of Chapter 110F of the MGL. Therefore, Chapter 110F of the MGL is inapplicable to the merger.

    Under Chapter 110D of the MGL, unless the articles of organization or by-laws of a Massachusetts corporation provide that such Chapter is not applicable to the corporation, any stockholder of a Massachusetts corporation subject to Chapter 110D who acquires 20% or more of the outstanding shares of the voting stock of the corporation (the "interested shares") may not vote such shares unless the stockholders holding a majority of the outstanding voting stock (excluding the interested shares) of

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
the corporation so authorize. Chapter 110D of the MGL does not apply to Houghton Mifflin because Houghton Mifflin's by-laws so provide.

    Houghton Mifflin does not believe that any other state takeover statutes or similar laws purport to apply to the merger. Neither Soraya nor Vivendi has currently complied with any state takeover statute or regulation. If it is asserted that any state takeover statute is applicable to the merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the merger, Soraya might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Soraya might be delayed in consummating the merger.

REGULATORY APPROVALS

    There are no U.S. federal or state regulatory requirements or similar foreign requirements which remain to be complied with in order to consummate the merger (other than the filing of the articles of merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts).

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the stockholder's aggregate adjusted tax basis in the Shares converted into cash in the merger. Gain or loss will be calculated separately for each block of Shares converted into cash in the merger.

    If Shares are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. In the case of a noncorporate stockholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

    The foregoing discussion is based on the Internal Revenue Code, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Internal Revenue Code, such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions, and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

GOING-PRIVATE TRANSACTIONS

    The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Soraya does not believe that Rule 13e-3 will be applicable to the merger unless the merger is consummated more than one year after the termination of the tender offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the merger and the consideration offered to minority stockholders in the merger be filed with the Securities and Exchange Commission and disclosed to stockholders prior to the consummation of the merger.

                   INTEREST OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of our board of directors with respect to the merger, stockholders should be aware that the directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of stockholders generally. The board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

STOCK OWNERSHIP

    The following table shows the number of shares of common stock of each Houghton Mifflin director, each executive officer named in the Summary Compensation Table set forth in Houghton Mifflin's Proxy Statement dated
March 28, 2001, and all directors and executive officers as a group, beneficially owned immediately prior to the expiration of the tender offer, including Shares containing restrictions on transfer which lapsed upon the consummation of the tender offer and Shares covered by options which vested upon consummation of the tender offer. All of these Shares were tendered pursuant to the tender offer which was the first step of the acquisition by Vivendi of Houghton Mifflin. Except otherwise noted, the business address of each executive officer, director and principal stockholder is c/o Houghton Mifflin Company, 222 Berkeley Street, Boston, MA 02116.

                                                                          PERCENT OF
NAME OF BENEFICIAL OWNER                                       AMOUNT       CLASS
------------------------                                      ---------   ----------
Albert Bursma, Jr...........................................     68,433         *

Nader F. Darehshori.........................................    410,471         *

Gail Deegan.................................................    112,936         *

James O. Freedman...........................................     16,600         *

Michael Goldstein...........................................     17,083         *

Janet Hill..................................................      2,583         *

Gail H. Klapper.............................................     12,083         *

John E. Laramy..............................................     32,212         *

Charles R. Longsworth.......................................     30,000         *

Claudine B. Malone..........................................     29,655         *

Alfred L. McDougal..........................................     21,832         *

Ralph Z. Sorenson...........................................     32,200         *

Wendy J. Strothman..........................................     46,775         *

Robert J. Tarr, Jr..........................................     24,916         *

All directors and executive officers as a group (26
  persons)..................................................  1,538,763      5.02%

--------------------------

*   Less than one percent.

CHANGE-IN-CONTROL ARRANGEMENTS

SEVERANCE AGREEMENTS

    Sixteen executive officers have severance agreements with Houghton Mifflin. These agreements have been entered into in the ordinary course of business and were in place before negotiations began with Vivendi regarding the tender offer and the merger. The senior executives' severance agreements expire on December 31, 2003, and are automatically extended on an annual basis for an additional twelve-month period unless Houghton Mifflin gives the executive at least eighteen months' notice that the agreement will not be extended. Fifteen executive officers have agreements of this kind. Houghton Mifflin also has severance agreements with some of its key managers. One executive officer is a party to a key managers' severance agreement.

    Severance benefits under both types of agreements are payable if, within two years after a "change in control" of Houghton Mifflin, either the employee terminates his or her employment for "good reason," as defined in the agreement, or Houghton Mifflin terminates the employee's employment other than for reasons specifically permitted by the agreement. Under the terms of the agreement between Mr. Darehshori and Houghton Mifflin, severance benefits are payable under the same conditions as for the other senior executives, or if Mr. Darehshori leaves voluntarily within the six-month period beginning three months after a change in control.

    A "change of control" has occurred as a result of Soraya's purchase of Shares pursuant to the tender offer.

    In general, the severance agreements entitle the employees to:

    - a lump sum payment of either three times (for senior executives) or two times (for key managers) their annual salary and the greater of either any incentive compensation awarded in the preceding year or the average incentive compensation awarded in the past three years;

    - all incentive compensation earned but previously deferred and not yet distributed;

    - a pro-rata bonus for the part of the year which precedes a change in control which is payable soon after the change of control even if the executive remains with Houghton Mifflin;

    - the aggregate present value of benefits under Houghton Mifflin's Supplemental Benefits Plan; and

    - the present value of additional retirement benefits which would have been earned by the employee under existing retirement plans had he or she remained in Houghton Mifflin's employ for either an additional thirty-six months (for senior executives) or twenty-four months (for key managers).

    In addition, Houghton Mifflin will maintain medical, life insurance, and disability coverage benefits for the employee for a period of either thirty-six months (for senior executives) or twenty-four months (for key managers) following termination of employment. Houghton Mifflin will also reimburse senior executives and key managers for legal fees incurred in enforcing the terms of the agreements and certain tax liabilities resulting from payments under the agreements. Severance payments made under the key managers' severance agreements may not exceed the amount that Houghton Mifflin is permitted to deduct for federal income tax purposes.

STOCK COMPENSATION AND OTHER PLANS

    In general, on a change in control, all options become immediately exercisable, all restricted shares become immediately vested, and all performance-based awards are paid out, pro rata depending on how much of the performance period has been completed as of the date of the change in control.

    Houghton Mifflin has established a Supplemental Benefit Trust in connection with the Supplemental Benefits Plan, non-employee directors' retirement benefits, and deferred compensation agreements with employees and directors, to preserve those benefits in the event of a change in control. The board of directors of Houghton Mifflin may decide to have other employee plans covered by the Supplemental Benefit Trust as well. As a result of the change of control that occurred as a result of Soraya's acquisition of Shares pursuant to the tender offer, Houghton Mifflin will contribute enough additional cash and property to the Supplemental Benefit Trust to pay, in accordance with the terms of the covered plans, the authorized benefits. However, the assets in the Supplemental Benefit Trust will become available to Houghton Mifflin's creditors if Houghton Mifflin becomes insolvent or bankrupt. If the funds in the Supplemental Benefit Trust are insufficient to pay amounts due under the covered plans, Houghton Mifflin remains obligated to pay any deficiency.

CERTAIN TRANSACTIONS

    Mr. Darehshori is a director of State Street Boston Corporation and its principal subsidiary, State Street Bank and Trust Company. State Street Bank and Trust Company is the Trustee of Houghton Mifflin's Retirement Trust, Employees' Medical Benefits Trust, and Benefits Trust, and is also Trustee under Houghton Mifflin's Indenture relating to the issuance of debt securities.

PRINCIPAL STOCKHOLDERS

    The following table shows, as of July   -  , 2001, the only person Houghton
Mifflin knows to be beneficial owner of more than 5% of Houghton Mifflin's common stock.

NAME AND ADDRESS OF                                                      AMOUNT OF
BENEFICIAL OWNER                        PERCENT OF CLASS            BENEFICIAL OWNERSHIP
-------------------                     ----------------            --------------------
Soraya Merger Inc.                            -%                          - shares
c/o Vivendi Universal Holding I Corp.
800 Third Avenue, Seventh Floor
New York, New York 10022

                      WHERE YOU CAN FIND MORE INFORMATION

    Houghton Mifflin files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Houghton Mifflin files at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the free web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION
STATEMENT IS DATED JULY   -  , 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION
CONTAINED IN THE INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                     "SAFE HARBOR" STATEMENT UNDER PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

    This information statement includes forward-looking statements that reflect Houghton Mifflin's current views about future events and financial performance. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations, and we expressly do not undertake any duty to update forward-looking statements, which speak only as of the date of this report. These risks, uncertainties, and factors include, but are not limited to: (1) market acceptance of new educational and testing products and services, particularly reading, literature, English and other language arts, and mathematics programs; The Iowa Tests of Basic Skills-Registered Trademark-; and Sunburst's technology products; (2) the seasonal and cyclical nature of educational sales; (3) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (4) how much is actually spent in key states such as California, Texas, and Florida, and Houghton Mifflin's share of that spending;
(5) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology, and the used book market on sales of texts; (6) changes in the competitive environment, including those which could adversely affect selling expenses, such as the increased amount of material given away at no cost in the elementary and secondary school markets and increased demand for customized products; (7) the relative profitability of products sold; (8) regulatory changes which could affect the purchase of educational and testing products and services;
(9) strength of the retail market for general-interest publications and market acceptance of newly published titles and new electronic products; (10) Computer Adaptive Technologies' ability to enter into new agreements for testing services and generate revenue growth; (11) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials, such as the products and services offered by Riverside and the College Division; (12) the potential effect of a weakening economy on sales of college and general interest publications; (13) risks related to the operating and capital needs of companies in which we have invested that could impair the value of those investments; (14) the effect of changes in accounting and/or tax policies and practices; and (15) other factors detailed from time to time in Houghton Mifflin's filings with the Securities and Exchange Commission.

                                                                        Annex A


                                                                  CONFORMED COPY

================================================================================











                          AGREEMENT AND PLAN OF MERGER


                            Dated as of June 1, 2001


                                  By and Among

                               VIVENDI UNIVERSAL,


                               SORAYA MERGER INC.


                                       And

                            HOUGHTON MIFFLIN COMPANY



================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE

                                    ARTICLE I

                            THE OFFER AND THE MERGER

SECTION 1.01.  The Offer.....................................................2
SECTION 1.02.  Target Actions................................................4
SECTION 1.03.  The Merger....................................................5
SECTION 1.04.  Closing.......................................................6
SECTION 1.05.  Effective Time................................................6
SECTION 1.06.  Effects of the Merger.........................................6
SECTION 1.07.  Articles of Organization and By-laws..........................6
SECTION 1.08.  Board of Directors and Officers...............................7


                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01.  Effect on Capital Stock.......................................7
                 (a)  Capital Stock of Sub...................................7
                 (b)  Cancelation of Treasury Stock and Parent-Owned Stock...8
                 (c)  Conversion of Target Common Stock......................8
                 (d)  Dissenting Shares......................................8
SECTION 2.02.  Exchange of Certificates......................................9
                 (a)  Paying Agent...........................................9
                 (b)  Exchange Procedures....................................9
                 (c)  No Further Ownership Rights in Target Common Stock.....10
                 (d)  No Liability...........................................11
                 (e)  Lost Certificates......................................11
                 (f)  Withholding Rights.....................................11


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.01.  Representations and Warranties of Target......................12
                 (a)  Organization, Standing and Corporate Power.............12
                 (b)  Subsidiaries...........................................13
                 (c)  Capital Structure......................................13
                 (d)  Authority; Noncontravention............................15
                 (e)  SEC Documents; Undisclosed Liabilities.................17
                 (f)  Information Supplied...................................18
                 (g)  Absence of Certain Changes or Events...................19
                 (h)  Litigation.............................................21
                 (i)  Compliance with Applicable Laws........................21
                 (j)  Absence of Changes in Benefit Plans....................23
                 (k)  ERISA Compliance; Excess Parachute Payments............24
                 (l)  Taxes..................................................30

                                                                  Contents, p. 2

                                                                            PAGE

                 (m)  Voting Requirements....................................32
                 (n)  State Takeover Statutes................................32
                 (o)  Brokers................................................32
                 (p)  Opinion of Financial Advisor...........................33
                 (q)  Intellectual Property..................................33
                 (r)  Contracts..............................................34
                 (s)  State Adoption Contracts...............................36
                 (t)  Rights Agreement.......................................36
SECTION 3.02.  Representations and Warranties of Parent and Sub..............37
                 (a)  Organization, Standing and Corporate Power.............37
                 (b)  Authority; Noncontravention............................37
                 (c)  Information Supplied...................................39
                 (d)  Interim Operations of Sub..............................39
                 (e)  Capital Resources......................................39


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01.  Conduct of Business...........................................40
                 (a)  Conduct of Business by Target..........................40
                 (b)  Advice of Changes......................................44
                 (c)  Certain Tax Matters....................................44
SECTION 4.02.  No Solicitation by Target.....................................45


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

SECTION 5.01.  Preparation of the Proxy Statement;
                Target Stockholders Meeting..................................49
SECTION 5.02.  Access to Information; Confidentiality........................50
SECTION 5.03.  Reasonable Efforts............................................51
SECTION 5.04.  Stock Options.................................................52
SECTION 5.05.  Employee Matters..............................................53
SECTION 5.06.  Indemnification, Exculpation and Insurance....................54
SECTION 5.07.  Fees and Expenses.............................................56
SECTION 5.08.  Public Announcements..........................................58
SECTION 5.09.  Litigation....................................................58
SECTION 5.10.  U.S. Corporate Headquarters...................................58
SECTION 5.11.  Target Name...................................................58

                                                                  Contents, p. 3

                                                                            PAGE

SECTION 5.12.  Resignation of Directors......................................59
SECTION 5.13.  Rights Agreement..............................................59
SECTION 5.14.  Directors.....................................................59


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

SECTION 6.01.  Conditions to Each Party's Obligation To Effect the Merger....61
                 (a)  Stockholder Approval...................................61
                 (b)  HSR Act................................................61
                 (c)  No Restraints..........................................61
                 (d)  Purchase of Shares in the Offer........................62


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.  Termination...................................................62
SECTION 7.02.  Effect of Termination.........................................65
SECTION 7.03.  Amendment.....................................................65
SECTION 7.04.  Extension; Waiver.............................................65
SECTION 7.05.  Procedure for Termination, Amendment, Extension or Waiver.....66


                                  ARTICLE VIII

                               GENERAL PROVISIONS

SECTION 8.01.  Nonsurvival of Representations and Warranties.................66
SECTION 8.02.  Notices.......................................................66
SECTION 8.03.  Definitions...................................................68
SECTION 8.04.  Interpretation................................................69
SECTION 8.05.  Counterparts..................................................70
SECTION 8.06.  Entire Agreement; No Third-Party Beneficiaries................70
SECTION 8.07.  Governing Law.................................................70
SECTION 8.08.  Assignment....................................................70
SECTION 8.09.  Enforcement...................................................71
SECTION 8.10.  Severability..................................................71

Exhibit A      Conditions of the Offer.......................................73

                                                                  Contents, p. 4

                                                                            PAGE

Annex I        Index of Defined Terms........................................A-1

                                   AGREEMENT AND PLAN OF MERGER (this
                           "Agreement") dated as of June 1, 2001, among VIVENDI UNIVERSAL, a societe anonyme organized under the laws of France ("Parent"), SORAYA MERGER INC., a Massachusetts corporation and a wholly owned subsidiary of Parent ("Sub"), and HOUGHTON MIFFLIN COMPANY, a Massachusetts corporation ("Target").

                  WHEREAS the respective Boards of Directors of Parent, Sub and Target have approved, and the Boards of Directors of Sub and Target have declared advisable the acquisition of Target by Parent upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of common stock, par value $1.00 per share, of Target (together with the associated Rights) ("Target Common Stock"), at a price per share of Target Common Stock of $60.00, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, the respective Boards of Directors of Parent, Sub and Target have approved, and the Boards of Directors of Sub and Target have declared advisable the merger of Sub with and into Target (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Target Common Stock, other than shares owned by Parent, Sub or Target, and other than Dissenting Shares, will be converted into the right to receive the price per share paid pursuant to the Offer;

                  WHEREAS the respective Boards of Directors of Parent, Sub and Target have each determined that the Offer, the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals; and

                  WHEREAS Parent, Sub and Target desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                            THE OFFER AND THE MERGER

                  SECTION 1.01. THE OFFER. (a) Subject to the conditions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). The obligations of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Target Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A. Sub expressly reserves the right to waive any condition to the Offer or amend or modify the terms of the Offer, except that, without the consent of Target, Sub shall not (i) reduce the number of shares of Target Common Stock subject to the Offer, (ii) reduce the price per share of Target Common Stock to be paid pursuant to the Offer, (iii) waive the Minimum Tender Condition, add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in any manner adverse to the holders of Target Common Stock, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner adverse to the holders of Target Common Stock. Notwithstanding the foregoing, Sub may, without the consent of Target, (A) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Sub's obligation to purchase shares of Target Common Stock are not satisfied, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (C) extend the Offer for any reason on one or more occasions for a period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence. Parent and Sub agree that if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then, PROVIDED that all such conditions are reasonably capable of being satisfied, Sub shall extend the Offer from time to time until such conditions are satisfied or waived, PROVIDED that Sub shall not be required to extend the Offer beyond the Outside Date. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, pay for all shares of Target Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

                  (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to Target's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to information supplied by Target or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Sub and Target shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents as so amended or supplemented to be disseminated to Target's stockholders, in each case as and to the extent required by applicable Federal securities laws. Target and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of Target. Parent and Sub shall provide Target and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                  (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Target Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

                  SECTION 1.02. TARGET ACTIONS. (a) Target hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

                  (b) On the date the Offer Documents are filed with the SEC, Target shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "Schedule 14D-9") describing the recommendation of the Board of Directors of Target to Target's Stockholders that they accept the Offer, tender their shares pursuant to the Offer and approve this Agreement and shall mail the Schedule 14D-9 to the holders of Target Common Stock. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to Target's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Target with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of Target, Parent and
                                          4

Sub shall promptly correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and Target shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to Target's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of Target. Target shall provide Parent and its counsel in writing with any comments Target or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                  (c) In connection with the Offer and the Merger, Target shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Target Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in Target's possession or control regarding the beneficial owners of Target Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to Target's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to Target all copies of such information then in their possession.

                  SECTION 1.03. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Massachusetts Business Corporation Law (the "MBCL"), Sub shall be merged with and into Target at the Effective Time. Following the Effective Time, Target shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the MBCL and the purpose of the Surviving Corporation shall be as set forth in
Article 2 of its articles of organization.

                  SECTION 1.04. CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

                  SECTION 1.05. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the MBCL and shall make all other filings or recordings required under the MBCL. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, or at such subsequent date or time as Parent and Target shall agree and specify in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective
Time").

                  SECTION 1.06. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 80 of the MBCL.

                  SECTION 1.07. ARTICLES OF ORGANIZATION AND BY-LAWS. (a) The restated articles of organization of Target, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Section 3 of such restated articles of organization reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $1.00 per share.", and, as so amended, such restated articles of organization shall be the articles of organization of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The purpose of the Surviving Corporation shall be as set forth in the restated articles of organization of Target.

                  (b) The by-laws of Target, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; PROVIDED that the by-laws of the Surviving Corporation shall be amended as of the Effective Time in order to eliminate the requirement that the Board of Directors of the Surviving Corporation be classified.

                  SECTION 1.08. BOARD OF DIRECTORS AND OFFICERS. (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  (b) The officers of Target immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target Common Stock or any shares of capital stock of Sub:

                  (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

                  (b) CANCELATION OF TREASURY STOCK AND PARENT-OWNED STOCK.
         Each share of Target Common Stock that is owned by Target, Sub or Parent shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

                  (c) CONVERSION OF TARGET COMMON STOCK. Each issued and outstanding share of Target Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and the Dissenting Shares) shall be converted into the right to receive in cash, without interest, the price per share paid in the Offer (the "Merger Consideration"). As of the Effective Time, all such shares of Target Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Target Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

                  (d) DISSENTING SHARES. (i) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Target Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their rights of appraisal in accordance with the provisions of Sections 86 through 98 of the MBCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of the MBCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Target Common Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration in the manner provided in Section 2.01(c).

                  (ii) Target shall give Parent (A) prompt notice of any objections filed pursuant to the MBCL received by Target, withdrawals of such objections and any other instruments served in connection with such objections pursuant to the MBCL and received by Target and (B) the opportunity to direct all negotiations and proceedings with respect to objections under the MBCL consistent with the obligations of Target thereunder. Target shall not, except with the prior written consent of Parent, (x) make any payment with respect to any such objection, (y) offer to settle or settle any such objection or (z) waive any failure to timely deliver a written objection in accordance with the MBCL.

                  SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) PAYING AGENT. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company in the United States as may be designated by Parent (the "Paying Agent"), which shall provide that Parent shall from time to time after the Effective Time, cause the Surviving Corporation to make available to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of certificates representing shares of Target Common Stock, it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

                  (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Target Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and Target may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Target Common Stock which is not registered in the transfer records of Target, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration to be issued in consideration therefor upon surrender of such Certificate in accordance with this Section 2.02. No interest shall be paid or will accrue on the cash payable to holders of Certificates pursuant to the provisions of this
Article II.

                  (c) NO FURTHER OWNERSHIP RIGHTS IN TARGET COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Target Common Stock theretofore represented by such Certificates, SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Target on such shares of Target Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the

Surviving Corporation of the shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article II, except as otherwise provided by law.

                  (d) NO LIABILITY. None of Parent, Sub, Target or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (e) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

                  (f) WITHHOLDING RIGHTS. Parent, Sub or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock such amounts as Parent, Sub or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Sub or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock in respect of which such deduction and withholding was made by Parent, Sub or the Paying Agent.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF TARGET. Except as disclosed in the Target Filed SEC Documents or as set forth on the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent) delivered by Target to Parent prior to the execution of this Agreement (the "Target Disclosure Schedule"), Target represents and warrants to Parent and Sub as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Target and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority is not reasonably likely to have a material adverse effect on Target. Each of Target and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing, licensing, exploitation or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, is not reasonably likely to have a material adverse effect on Target. Target has made available to Parent prior to the execution of this Agreement complete and correct copies of its restated articles of organization and by-laws, as amended to the date of this Agreement.

                  (b) SUBSIDIARIES. Section 3.01(b) of the Target Disclosure Schedule sets forth a true and complete list of each of Target's subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each subsidiary of Target have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Target, free and clear of all pledges, claims, liens, charges, encumbrances, mortgages and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests except restrictions under applicable law.

                  (c) CAPITAL STRUCTURE. The authorized capital stock of Target consists of 70,000,000 shares of Target Common Stock and 500,000 shares of preferred stock, par value $1.00 per share, of Target ("Target Authorized Preferred Stock"). As of April 30, 2001, (i) 28,877,784 shares of Target Common Stock were issued and outstanding; (ii) 3,085,609 shares of Target Common Stock were held by Target in its treasury; (iii) no shares of Target Authorized Preferred Stock were issued and outstanding; (iv) 1,824,322 shares of Target Common Stock were subject to outstanding stock options (collectively, "Target Stock Options") granted under the Target Stock Plans (as defined below); and
         (v) 5,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance in connection with the rights (the "Rights") to purchase shares of Series A Junior Participating Preferred Stock issued pursuant to the Renewed Rights Agreement dated as of July 30, 1997 (the "Rights Agreement") between Target and BankBoston, N.A. Except as set forth above and except for shares of Target Common Stock issued upon the exercise of stock options referenced above subsequent to the close of business on April 30, 2001 and prior to the date of this Agreement, as of the date of this Agreement, no shares of capital stock or other voting securities of Target were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs") or rights (other than the Target Stock Options, restricted shares and restricted units) to receive shares of Target Common Stock on a deferred basis or other rights linked to the value of shares of Target Common Stock granted under the stock plans listed in Section 3.01(c) of the Target Disclosure Schedule (such plans, collectively, the "Target Stock Plans"). Outstanding Target Stock Options, are evidenced by stock option agreements and restricted stock purchase agreements in forms provided to Parent prior to the date of this Agreement, and no stock option agreement or restricted stock purchase agreement contains terms that are inconsistent with such forms. No bonds, debentures, notes or other indebtedness of Target having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Target or any of its subsidiaries may vote are issued or outstanding or subject to issuance. All outstanding shares of capital stock of Target are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof) and not subject to preemptive rights. Except as set forth in this Section 3.01(c) (including pursuant to the conversion or exercise of the securities referred to above), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Target or any of its subsidiaries (other than shares of capital stock or other voting securities of such subsidiaries that are directly or indirectly owned by Target), (B) any securities of Target or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, Target or any of its subsidiaries or
         (C) any warrants, calls, options or other rights to acquire from Target or any of its subsidiaries, and no obligation of Target or any of its subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, Target or any of its subsidiaries and (y) there are not any outstanding obligations of Target or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Target is not a party to any voting agreement with respect to the voting of any such securities. Other than the capital stock of, or other equity interests in, its subsidiaries, Target does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity.

                  (d) AUTHORITY; NONCONTRAVENTION. Target has all requisite corporate power and authority to enter into this Agreement and, subject to the Target Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Target, subject, in the case of the Merger, to the Target Stockholder Approval. This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of amendment, renegotiation, termination, cancelation or acceleration of any obligation or to the loss of a benefit under or to the increase of obligations under, or result in the creation of any Lien upon any of the properties or assets owned by, or licensed to, or leased by Target or any of its subsidiaries under, (i) the restated articles of organization or by-laws of Target or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization (each, a "Contract") applicable to Target or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, (A) any judgment, order or decree or (B) any statute, treaty, convention, directive, law, ordinance, rule, regulation, order or restriction, in each case applicable to Target or any of its subsidiaries or their respective owned, licensed or leased properties or assets, other than, in the case of clauses (ii) and
         (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually and in the aggregate, are not reasonably likely to (x) have a material adverse effect on Target, (y) impair the ability of Target to perform its obligations under this Agreement or
         (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, recordation, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a "Governmental Entity") is required by or with respect to Target or any of its subsidiaries in connection with the execution and delivery of this Agreement by Target or the consummation by Target of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Target under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations ("Foreign Antitrust Laws"); (2) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy statement or information statement relating to the Target Stockholders Meeting (such proxy statement or information statement, as amended or supplemented from time to time, the "Proxy Statement"), and (C) such reports under
         Section 13(a), 13(d), 14(f), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Articles of Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which Target is qualified to do business; and (4) such other consents, approvals, orders, authorizations, registrations, recordations, declarations and filings the failure of which to be made or obtained, individually or in the aggregate, is not reasonably likely to (x) have a material adverse effect on Target, (y) impair the ability of Target to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                  (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. Target has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2000 the "Target SEC Documents"). As of their respective dates, the Target SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Target SEC Documents, and none of the Target SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Target SEC Document has been revised or superseded by a later filed Target SEC Document, none of the Target SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Target included in the Target SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the "Accounting Rules"), have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Target and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as disclosed in the most recent financial statements contained in the Target Filed SEC Documents or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Target nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Target and its consolidated subsidiaries or in the notes thereto, which, individually or in the aggregate, are reasonably likely to have a material adverse effect on Target.

                  (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Target specifically for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 or any information statement to be filed by Target in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "Information Statement") will, at the time it is filed with the SEC or first published, sent or given to Target's stockholders, or at the time of any amendment or supplement thereof, or (ii) the Proxy Statement will, at the time it is filed with the SEC, sent or given to Target's stockholders, at the time of the Target Stockholders Meeting, or at the time of any amendment or supplement thereof, in each case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The
         Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Target with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement.

                  (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as disclosed in the Target SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Target Filed SEC Documents"), since March 31, 2001, Target and its subsidiaries have conducted their business only in the ordinary course, and since such date there has not been (1) any material adverse change in Target, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Target's capital stock, except for, subject to Section 4.01(a)(i), regular dividends of not more than $0.135 per share payable once each calendar quarter to Target's stockholders, (3) any purchase, redemption or other acquisition of any shares of capital stock or any other securities of Target or any of its subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities,
         (4) any split, combination or reclassification of any of Target's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Target's capital stock, (5) (A) any granting by Target or any of its subsidiaries to any current or former director, consultant, executive officer, developer, author, publisher, editor, illustrator or other employee or independent contractor of Target or its subsidiaries of any increase in compensation, bonus, royalties, commissions or other benefits, except for normal increases in cash compensation, bonus or other benefits in the ordinary course of business consistent with past practice or as was required under any employment agreements, developer agreements, author agreements, illustrator agreements, publisher agreements or consulting or independent contractor agreements in effect as of the date of the most recent audited financial statements included in the Target Filed SEC Documents, (B) any granting by Target or any of its subsidiaries to any such current or former director, consultant, executive officer, developer, author, publisher, editor, illustrator or employee of any increase in severance or termination pay, (C) any entry by Target or any of its subsidiaries into, or any amendments of, any Target Benefit Agreement, (D) any amendment to, or modification of, any Target Stock Option or (E) any adoption of, or amendment to, a Target Benefit Plan,
         (6) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by Target or any of its subsidiaries materially affecting their respective assets, liabilities or businesses, (7) any tax election that individually or in the aggregate would reasonably be expected to adversely affect in any material respect the tax liability or tax attributes of Target or any of its subsidiaries, (8) any settlement or compromise of any material income tax liability, (9) any revaluation by Target or any of its subsidiaries of any of the material assets of Target or any of its subsidiaries, (10) the entering into, modification, termination, nonrenewal or assignment of any rights or delegation of any obligations under any state or local adoption agreement, licensing agreement, illustrator agreement, development agreement, author agreement, publishing agreement, distribution agreement or any other agreement with regard to the acquisition, licensing in or disposition or licensing out of any material Intellectual Property Rights or rights thereto other than in the ordinary course of business consistent with past practice or not in the ordinary course of business and not consistent with past practice where it will be reasonably likely, individually or in the aggregate, to have a material adverse effect on Target or (11) any lapse, reversion, termination or expiration of any Intellectual Property Rights or agreement or understanding, including any copyright, license, joint venture agreement, distribution agreement, publishing agreement, author agreement, work-for-hire agreement or development agreement to which Target or any of its subsidiaries is a party, except where such lapse, reversion, termination or expiration, individually and in the aggregate, is not reasonably likely to have a material adverse effect on Target.

                  (h) LITIGATION. There is no suit, action, proceeding, arbitration or written claim pending or, to the knowledge of Target or any of its subsidiaries, threatened against or affecting Target or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Target, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Target or any of its subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a material adverse effect on Target; PROVIDED that for purposes of this Section 3.01(h), any such suit, action, proceeding, arbitration, claim, judgment, decree, injunction, rule or order arising after the date of this Agreement shall not be deemed to have a material adverse effect on Target if, and to the extent, such suit, action, proceeding, arbitration, claim, judgment, decree, injunction, rule or order (or any relevant part thereof) is based on this Agreement or the transactions contemplated hereby.

                  (i) COMPLIANCE WITH APPLICABLE LAWS. (i) Target and its subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the "Target Permits") that are required for them to own, lease, license, exploit or operate their assets and to carry on their businesses, except where the failure to hold any such Target Permit, individually and in the aggregate, is not reasonably likely to have a material adverse effect on Target. Target and its subsidiaries are in compliance with the terms of the Target Permits and all applicable treaties, conventions, directives, statutes, laws, ordinances, rules, regulations, orders and restrictions, except where the failure to so comply, individually and in the aggregate, is not reasonably likely to have a material adverse effect on Target. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Target or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of Target, threatened other than, in each case, those the outcome of which, individually and in the aggregate, are not (i) reasonably likely to have a material adverse effect on Target or Target's state adoption contracts in the State of California, the State of Florida or the State of Texas or (ii) reasonably likely to impair the ability of Target to perform its obligations under this Agreement or to prevent or delay the consummation of any of the transactions contemplated by this Agreement.

                  (ii) There have been no Releases of any Hazardous Materials at, on or under any facility or property currently or formerly owned, leased, or operated by Target or any of its subsidiaries that, individually or in the aggregate, are reasonably likely to have a material adverse effect on Target. Neither Target nor any of its subsidiaries is the subject of any pending or, to Target's knowledge, threatened investigation or proceeding under Environmental Law relating in any manner to the off-site treatment, storage or disposal of any Hazardous Materials generated at any facility or property currently or formerly owned, leased or operated by Target or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Target. Neither Target nor any of its subsidiaries has assumed or otherwise agreed to be responsible for any liabilities arising under Environmental Law which, individually or in the aggregate, are reasonably likely to have a material adverse effect on Target. The term "Environmental Law" means any and all applicable laws or regulations or other requirements of any Governmental Entity concerning the protection of human health or the environment. The term "Hazardous Materials" means all explosive or regulated radioactive materials, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof), and all other materials or chemicals regulated under any Environmental Law. The term "Release" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into, onto, or through the environment.

                  (j) ABSENCE OF CHANGES IN BENEFIT PLANS. Since the date of the most recent audited financial statements included in the Target Filed SEC Documents, except for the adoption by Target of the 2001 Stock Compensation Plan set forth in the proxy statement for the 2001 annual meeting of Target's stockholders, there has not been any adoption or amendment in any material respect by Target or any of its subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan or arrangement maintained, contributed to or required to be maintained or contributed to by Target, any of its subsidiaries, or any other person or entity that, together with Target, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (a "Commonly Controlled Entity") providing benefits to any current or former employee, officer, consultant or director of Target or any of its subsidiaries (collectively, the "Target Benefit Plans"), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any Target Pension Plans, or any change in the manner in which contributions to any Target Pension Plans are made or the basis on which such contributions are determined. Except as disclosed in the Target Filed SEC Documents, there are no (1) employment, consulting, deferred compensation, indemnification, severance or termination agreements or arrangements between Target or any of its subsidiaries and any current or former employee, officer, consultant or director of Target or any of its subsidiaries or (2) agreements between Target or any of its subsidiaries and any current or former employee, editor, author, developer, independent contractor, officer, consultant or director of Target or any of its subsidiaries, the benefits of which agreements (described in this clause (2)) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Target of a nature contemplated by this Agreement (collectively, the "Target Benefit Agreements"), except for such agreements that, individually and in the aggregate, would not reasonably be likely to have a material adverse effect on Target.

                  (k) ERISA COMPLIANCE; EXCESS PARACHUTE PAYMENTS. (i) Section 3.01(k) of the Target Disclosure Schedule contains a list of each Target Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Target Pension Plans"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and all other Target Benefit Plans and Target Benefit Agreements. Target has delivered (or will deliver as soon as practicable following the date hereof) to Parent true, complete and correct copies of (a) each Target Benefit Plan and Target Benefit Agreement (or, in the case of any unwritten Target Benefit Plan or Target Benefit Agreement a description thereof), (b) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Target Benefit Plan (if any such report was required), (c) the most recent summary plan description for each Target Benefit Plan for which such summary plan description is required (other than any summary plan description which is in the process of being prepared in compliance with applicable law) and (d) each trust agreement and insurance or group annuity contract relating to any Target Benefit Plan.
                                          24

                  (ii) Each Target Benefit Plan has been administered in all material respects in accordance with its terms. Target, its subsidiaries and each Target Benefit Plan are in compliance in all material respects with the applicable provisions of ERISA and the Code, and all other applicable laws, including laws of foreign jurisdictions. Target is not a party to any collective bargaining agreement. All Target Pension Plans intended to be qualified have received favorable determination letters from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), to the effect that such Target Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Target, has revocation been threatened, nor has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA. The DC Heath Canada Pension Plan having been terminated with the approval of the appropriate governmental authorities, there is currently no Target Pension Plan which is required to have been approved by any foreign Governmental Entity. Target has delivered to Parent a true and complete copy of the most recent determination letter received with respect to each Target Pension Plan. There is currently no pending application for a determination letter. Target has also provided to Parent a restatement of the Houghton Mifflin Retirement Plan which contains all Target Pension Plan amendments as to which a favorable determination letter has not yet been received. There is no pending or, to the knowledge of Target, threatened litigation relating to any Target Benefit Plan.

                  (iii) No Target Pension Plan (1) is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or (2) had, as of the respective last annual valuation date for each such Target Pension Plan, any "unfunded benefit liabilities" (as such term is defined in
         Section 4001(a)(18) of ERISA), based on actuarial
         assumptions that have been furnished to Parent, and there has been no material adverse change in the financial condition of any Target Pension Plan since its last such annual valuation date. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Target or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any Commonly Controlled Entity. None of Target, any of its subsidiaries, any officer of Target or any of its subsidiaries or any of the Target Benefit Plans which are subject to ERISA, including the Target Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in
         Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Target, any of its subsidiaries or any officer of Target or any of its subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA. Although the Target Pension Plan was converted on January 1, 1997 into the Houghton Mifflin Retirement Plan (a cash-balance pension plan), no Target Pension Plan subject to Title IV of ERISA or any related trust has been terminated within the five- year period preceding the date hereof, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Target Pension Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the Offer, the Merger or the other transactions contemplated by this Agreement. All contributions and premiums required to be made under the terms of any Target Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Target Filed SEC Documents. Neither any Target Pension Plan nor any single-employer plan of any Commonly Controlled Entity has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.
                                          26

                  (iv) Section 3.01(k)(iv) of the Target Disclosure Schedule discloses whether each Target Benefit Plan that is an employee welfare benefit plan is (a) unfunded, (b) funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code) or other funding mechanism or (c) insured. Target and its subsidiaries, with respect to each Target Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), comply in all material respects with the applicable requirements of Section 4980B(f) of the Code. Each Target Benefit Plan (including any such plan covering retirees or other former employees) that is an employee welfare benefit plan may be amended or terminated without material liability to Target or any of its subsidiaries on or at any time after the Effective Time (other than liabilities accrued as of the time of such amendment or termination). Neither Target nor any of its subsidiaries has any obligations for retiree health or life insurance benefits under any Target Benefit Plan or Target Benefit Agreement.

                  (v) None of the execution and delivery of this Agreement, the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement (including as a result of any termination of employment or engagement following the Effective Time) will (x) entitle any employee, officer, consultant or director of Target or any of its subsidiaries to severance or termination pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Target Benefit Plans or Target Benefit Agreements or (z) result in any breach or violation of, or a default under, any of the Target Benefit Plans or Target Benefit Agreements.

                  (vi) Other than payments or benefits that may be made or provided to the persons listed in Section 3.01(k)(i) of the Target Disclosure Schedule under the categories

         "Change-in-Control Agreements 3X" and "Change-in-Control Agreements 2X" (the "Primary Target Executives"), to the knowledge of Target, no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the Offer or the Merger (whether taken alone or together with any termination, including constructive termination, of employment on or following the Effective Time) by or for the benefit of any employee, officer, director or consultant of Target or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Target Benefit Plan or Target Benefit Agreement or otherwise should be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and, to the knowledge of Target, other than certain Primary Target Executives, no disqualified individual is entitled to receive any additional payment from Target or any of its subsidiaries or any other person in the event that the excise tax under Section 4999 of the Code is imposed on such disqualified individual. Target has provided Parent with (a) the estimated "parachute payments" (as defined in Section 280G(b)(2) of the Code) that could be paid to each Primary Target Executive (except those listed in Section 3.01(k)(i) of the Target Disclosure Schedule) as a result of the Offer or the Merger (whether taken alone or together with any termination of employment on or following the Effective Time) under all Target Benefit Plans and Target Benefit Agreements and (b) the "base amount" (as defined in
         Section 280G(b)(3) of the Code) for each Primary Target Executive calculated as of the date of this Agreement.

                  (vii) Target and its subsidiaries are in compliance with all Federal, state, local and foreign requirements regarding employment, except for such noncompliance that, individually and in the aggregate, is not reasonably likely to have a material adverse effect on Target. Neither Target nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Target or any of its subsidiaries and no collective bargaining agreement is being negotiated by Target or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Target or any of its subsidiaries pending or, to the knowledge of Target, threatened which may interfere with the respective business activities of Target or its subsidiaries. As of the date of this Agreement, to the knowledge of Target, none of Target, any of its subsidiaries or any of their respective representatives, employees or independent contractors has committed a material unfair labor practice in connection with the operation of the respective businesses of Target or any of its subsidiaries, and there is no charge or complaint against Target or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

                  (viii) All material reports, returns and similar documents with respect to all Target Benefit Plans required to be filed with any Governmental Entity or distributed to any Target Benefit Plan participant have been duly and timely filed or distributed. None of Target or any of its subsidiaries has received notice of, and to the knowledge of Target, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Target Benefit Plans), suits or proceedings against or involving any Target Benefit Plan or asserting any rights or claims to benefits under any Target Benefit Plan that could give rise to any liability, and, to the knowledge of Target, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

                  (ix) Except as would not reasonably be likely, individually and in the aggregate, to have a material adverse effect on Target, none of Target nor any of its subsidiaries has any material liability or obligations, including under or on account of a Target Benefit Plan, arising out of the hiring of persons to provide services to Target or any of its subsidiaries and treating such persons as consultants or independent contractors and not as employees of Target or any of its subsidiaries.

                  (l) TAXES. Except to the extent that the failure of the following to be true would not reasonably be likely, individually and in the aggregate, to have a material adverse effect on Target: (i) Each of Target and its subsidiaries has filed all tax returns required to be filed by it and all such returns are complete and correct, or requests for extensions to file such tax returns have been timely filed, granted and have not expired. Target and each of its subsidiaries has paid (or caused to be paid) all taxes shown as due on such tax returns, and the most recent financial statements contained in the Target Filed SEC Documents reflect an adequate reserve (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income) of tax for all taxes payable by Target and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                  (ii) No tax return of Target or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by Target or any of its subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by Target or any of its subsidiaries. Each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid, except for such deficiencies being contested in good faith and for which adequate reserves are reflected on the books of Target. The United States Federal income tax returns of Target and each of its subsidiaries consolidated in such tax returns have been either examined by and settled with the IRS or closed by virtue of the applicable statute of limitations and no requests for waivers of the time to assess any such taxes are pending.

                  (iii) No liens for taxes (other than for current taxes not yet due and payable) exist with respect to any assets or properties of Target or any of its subsidiaries. Neither Target nor any of its subsidiaries is bound by any agreement with respect to taxes.

                  (iv) For U.S. Federal income tax purposes, neither Target nor any of its subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of Target included in the Target Filed SEC Documents) in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or for any other reason.

                  (v) Neither Target nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock to any person that is not a member of the affiliated group of corporations of which Target is the common parent qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Offer or the Merger.

                  (vi) As used in this Agreement, (A) "taxes" shall include (1) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, Federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, (2) liability for the payment of any amounts of the type described in clause (1) as a result of being a member of an affiliated, consolidated, combined or unitary group and (3) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in clause (1) or (2) and (B) "tax returns" shall mean all domestic or foreign (whether national, Federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to taxes and any amended tax return.

                  (m) VOTING REQUIREMENTS. The affirmative vote of the holders of two-thirds of the voting power of all outstanding shares of Target Common Stock at the Target Stockholders Meeting to approve this Agreement (the "Target Stockholder Approval") is the only vote of the holders of any class or series of Target's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                  (n) STATE TAKEOVER STATUTES. The Board of Directors of Target has unanimously approved the terms of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and has recommended approval of this Agreement to Target's stockholders and such approval and recommendation constitutes approval of this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement by the Board of Directors of Target under the provisions of Mass. Gen. Laws, Chapters 110C and 110F and represents all the action necessary to ensure that the requirements and restrictions contained in such Mass. Gen. Laws, Chapters 110C and 110F do not apply to Parent or Sub in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. To the knowledge of Target, no other state takeover statute is applicable to the Offer, the Merger or the other transactions contemplated hereby.

                  (o) BROKERS. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by Target, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Target. Target will, promptly after the date hereof, furnish to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

                  (p) OPINION OF FINANCIAL ADVISOR. Target has received the written opinion of J.P. Morgan Securities Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by Target's stockholders is fair from a financial point of view to the stockholders of Target, a signed copy of which opinion has been or promptly will be delivered to Parent.

                  (q) INTELLECTUAL PROPERTY. (i) Target and its subsidiaries have such ownership of or such rights by license or otherwise in all patents and patent applications, mask works, trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, brands, titles, copyrights (including, without limitation, in all published and unpublished pupil books, teacher editions, ancillary materials, supplemental materials, multimedia programs, manipulatives, digitized content and in all compilations, collective works and derivative works of the foregoing), subsidiary rights, copyright registrations and applications, trade secrets, names and likenesses, know-how, proprietary processes, compositions of matter, formulae, designs, computer software programs and other proprietary rights as are necessary to conduct and permit the conduct of the business of Target and its subsidiaries as currently conducted (collectively, the "Intellectual Property Rights"), except where the failure to have such ownership or right by license or otherwise, individually and in the aggregate, is not reasonably likely to have a material adverse effect on Target.

                  (ii) To the knowledge of Target, the conduct of the business of Target and its subsidiaries as currently conducted does not infringe upon the intellectual property rights of any third party or violate the privacy rights of any third party or defame any third party and there are no such present or, to the knowledge of Target, threatened infringements or violations of the Intellectual Property Rights by any third party, except, in either case, for such infringements or violations which, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. There are no pending or, to the knowledge of Target, threatened proceedings, arbitrations, actions, suits, written claims or litigation or other adverse claims by any person which challenge the rights of Target or any of its subsidiaries in respect of any Intellectual Property Rights owned or licensed or used by Target or its subsidiaries or which charge Target or any of its subsidiaries with infringement, invasion of privacy, misappropriation of name or likeness, or defamation, or which demand an accounting, except for such claims which, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target.

                  (iii) Neither Target nor any of its subsidiaries is a party to or bound by any Contract (A) that contains any non-competition covenant or exclusivity commitment that restricts, in any material respect, the manner in which, medium in which, or the localities in which, all or a material portion of the business of Target and its subsidiaries, taken as a whole, is conducted, other than agreements with Classwell Learning Group, Inc. and Contracts entered into in the ordinary course of Target's and its subsidiaries' respective businesses, (B) pursuant to which Target or any of its subsidiaries has assigned, transferred, licensed or granted to a third party any Intellectual Property Right on an exclusive basis, other than agreements with Classwell Learning Group, Inc. and Contracts entered into in the ordinary course of Target's and its subsidiaries' respective businesses, or (C) that contains any "most favored nation" pricing provision, other than Contracts with state or local Governmental Entities for the purchase of educational materials, except, in each case, for Contracts the provisions of which, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target.

                  (r) CONTRACTS. Except for Contracts filed as exhibits to the Target Filed SEC Documents, as of the date of this Agreement, none of Target or any of its subsidiaries is a party to or bound by, and none of their properties or assets are bound by or subject to, any written or oral:

                  (i) Contract that restricts in any material respect the manner in which, or the localities in which, all or a material portion of the business of Target and its subsidiaries is conducted;

                  (ii) Contract under which Target or any of its subsidiaries has (i) incurred any indebtedness for borrowed money that is currently owing, (ii) given any guarantee in respect of indebtedness for borrowed money, excluding intercompany indebtedness, in each case having an aggregate principal amount in excess of $1,000,000 or (iii) granted any pledge, mortgage or other security interest in any property or assets of Target or any of its subsidiaries securing indebtedness in excess of $1,000,000;

                  (iii) Contract in respect of any joint venture, partnership, business alliance or similar arrangement between Target or any of its subsidiaries and any third party involving a material ownership interest in any such entity; or

             (iv) Contract granting the other party to such Contract or a third party "most favored nation" status that, following the Merger, would in any way apply to Parent or any of its subsidiaries (other than Target and its subsidiaries and their products or services).

         Each Contract of Target and its subsidiaries is in full force and effect and is a legal, valid and binding agreement of Target or such subsidiary and, to the knowledge of Target or such subsidiary, of each other party thereto, enforceable against Target or any of its subsidiaries, as the case may be, and, to the knowledge of Target, against the other party or parties thereto, in each case, in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except for such failures to be in full force and effect or enforceable that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. Except as is not reasonably likely, individually and in the aggregate, to have a material adverse effect on Target, each of Target and its subsidiaries has performed or is performing all obligations required to be performed by it under its Contracts and is not (with or without notice or lapse of time or both) in breach or default thereunder, and, to the knowledge of Target or such subsidiary, no other party to any of its Contracts is (with or without notice or lapse of time or both) in breach or default thereunder.

                  (s) STATE ADOPTION CONTRACTS. All state and local adoption contracts between Target or any of its subsidiaries on the one hand, and any state or local department, agency or instrumentality on the other hand, are in full force and effect and are legal, valid and binding agreements of Target or its subsidiaries and, to the knowledge of Target or such subsidiaries, of each other party thereto, enforceable against Target or its subsidiaries, as the case may be, and, to the knowledge of Target, against the other party or parties thereto, in each case, in accordance with their terms, except for such failures to be legal, valid, binding and enforceable that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. Neither Target nor any of its subsidiaries nor any of their respective employees, independent contractors, consultants or representatives has breached any such adoption contract, except for such breaches that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target.

                  (t) RIGHTS AGREEMENT. Target has taken all actions necessary to ensure that (i) the Rights Agreement and the Rights are and will be inapplicable to Parent and its subsidiaries; (ii) neither Parent nor any of its subsidiaries will be deemed to be an Acquiring Person (as defined in the Rights Agreement);

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

         and (iii) neither a Distribution Date nor a Stock Acquisition Date (each as defined in the Rights Agreement) has occurred or will occur and the Rights have not and will not become separable, distributable, unredeemable or exercisable as a result of entering into this Agreement or consummating the Offer, the Merger or the other transactions contemplated by this Agreement.

                  SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to Target as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Parent is a societe anonyme duly incorporated and validly subsisting under the laws of France, Sub is a corporation duly organized, validly existing and in good standing under the MBCL, and each of Parent and Sub has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized and existing and in good standing or to have such power and authority is not reasonably likely to prevent or delay the consummation of any of the transactions contemplated by this Agreement.

                  (b) AUTHORITY; NONCONTRAVENTION. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitute legal, valid and binding obligations of Parent and Sub, as applicable, enforceable against each of them in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, (i) the Restated Corporate Statutes of Parent or the articles of organization or by-laws of Sub, (ii) any Contract applicable to Parent or Sub or their respective properties or assets or
         (iii) subject to the governmental filings and other matters referred to in the following sentence, (A) any judgment, order or decree or (B) any statute, treaty, convention, directive, law, ordinance, rule, regulation, order or restriction, in each case applicable to Parent or any of its subsidiaries or their respective owned, licensed or leased properties or assets, other than, in the case of clauses (ii) and
         (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually and in the aggregate, are not reasonably likely to (x) impair the ability of Parent or Sub to perform its obligations under this Agreement or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and any applicable filings and approvals under Foreign Antitrust Laws; (2) the filing with the SEC of the Offer Documents and such other reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Articles of Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business; and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained, individually and in the aggregate, are not reasonably likely to (x) impair the ability of Parent or Sub to perform its obligations under this Agreement or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                  (c) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the date it is filed with the SEC or first published, sent or given to Target's stockholders, or at the time of any amendment or supplement thereof or (ii) the Proxy Statement will, at the time it is filed with the SEC, mailed to Target's stockholders, at the time of the Target Stockholders Meeting, or at the time of any amendment of supplement thereof, in each case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (d) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  (e) CAPITAL RESOURCES. Parent has or, on or prior to the Closing Date will have, sufficient cash or access to cash to enable Parent to cause the Surviving Corporation to pay for all shares of Target Common Stock validly tendered into and not validly withdrawn from the Offer and to pay the Merger Consideration.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  SECTION 4.01. CONDUCT OF BUSINESS. (a) CONDUCT OF BUSINESS BY TARGET. Except as set forth in Section 4.01(a) of the Target Disclosure Schedule, as otherwise contemplated by this Agreement or as consented to in writing by Parent, such consent not to be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earliest of
(A) such time as nominees of Parent shall comprise a majority of the members of Target's Board of Directors, (B) the termination of this Agreement in accordance with Article VII or (C) the Effective Time, Target shall, and shall cause its subsidiaries to, carry on their respective businesses only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the earliest of (A) such time as nominees of Parent shall comprise a majority of the members of Target's Board of Directors, (B) the termination of this Agreement in accordance with Article VII or (C) the Effective Time, Target shall not, and shall not permit any of its subsidiaries to:

                  (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of Target to its parent, and except for regular dividends of not more than $0.135 per share payable each calendar quarter to Target's stockholders (PROVIDED that no such dividend shall be declared after the date of this Agreement unless the purchase of shares pursuant to the Offer shall not have been consummated by August 15, 2001), (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Target or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (w) any shares of its capital stock, (x) any other voting securities, (y) any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or (z) any "phantom" stock or stock rights, SARs or stock-based performance units other than the issuance of Target Common Stock upon the exercise of Target Stock Options outstanding as of the date hereof in accordance with their present terms;

                  (iii) amend its articles of organization, by-laws or other comparable organizational documents;

                  (iv) acquire, license or agree to acquire or license (A) by merging or consolidating with, or by purchasing or licensing assets of, or by any other manner, any business, division or person or any interest therein or (B) any assets other than immaterial assets or assets acquired in the ordinary course of Target's business operations consistent with past practice;

                  (v) sell, lease, license out, sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than any Lien imposed by law, such as a carriers', warehousemen's or mechanics' Lien) or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses out of finished goods or services in the ordinary course of business consistent with past practice;

                  (vi) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Target or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business for working capital purposes (or to refund existing or maturing indebtedness) consistent with past practice not to exceed $300,000,000, at any time outstanding and except for intercompany indebtedness between Target and any of its subsidiaries or between such subsidiaries;

                  (vii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) Target or any direct or indirect wholly owned subsidiary of Target or (B) Classwell Learning Group Inc., pursuant to existing obligations in written agreements of which Parent's legal and financial advisors have been provided copies (or given access) in connection with the transactions contemplated by this Agreement;

                  (viii) make or agree to make any new capital expenditures, other than capital expenditures relating to book plate assets, or enter into any agreements providing for payments which, individually, are in excess of $1,000,000 or, in the aggregate, are in excess of $25,000,000;

                  (ix) (A) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Target included in the Target Filed SEC Documents or incurred since the date of such financial statements, or (B) subject to Section 4.02, waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality, standstill or similar agreement to which Target or any of its subsidiaries is a party or of which Target or any of its subsidiaries is a beneficiary;

                  (x) except as required in order to comply with law and except for labor agreements negotiated in the ordinary course, (x) establish, enter into, adopt or amend or terminate any Target Benefit Plan or Target Benefit Agreement, (y) change any actuarial or other assumption used to calculate funding obligations with respect to any Target Pension Plan, or change the manner in which contributions to any Target Pension Plan are made or the basis on which such contributions are determined or (z) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, Target Benefit Plan or Target Benefit Agreement;

                  (xi) (w) other than in the ordinary course of business consistent with past practice (other than with respect to executive officers), increase the compensation, bonus, royalties, commissions, or other benefits of any current or former director, consultant, officer developer, author, illustrator, publisher, editor or other employee,
         (x) grant any current or former director, consultant, officer, developer, author, illustrator, publisher, editor or other employee or independent contractor any increase in severance or termination pay,
         (y) amend or modify any Target Stock Option, or (z) or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

                  (xii) transfer or license to any person or entity or otherwise extend, amend or modify or allow to revert, lapse or expire any material rights to the Intellectual Property Rights of Target and its subsidiaries other than in the ordinary course of business consistent with past practices;

                  (xiii) enter into or amend any Contract of the type listed in Section 3.01(r);

                  (xiv) obtain, through acquisition, lease, sublease or

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

         otherwise, any real property for use as an office, warehouse or similar facility of Target or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

                  (xv) increase the headcount of full-time, permanent employees of Target or its subsidiaries by an amount inconsistent with past practice;

                  (xvi) except insofar as may be required by a change in GAAP, make any changes in accounting methods, principles or practices;

                  (xvii) take any action that would, or that would reasonably be expected to, result in any condition to the Offer or the Merger set forth in Exhibit A not being satisfied; or

                  (xviii) authorize, or commit, resolve or agree to take, any of the foregoing actions.

                  (b) ADVICE OF CHANGES. Target and Parent shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (and, in the case of Parent, by Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which is reasonably likely to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI or Exhibit A to be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

                  (c) CERTAIN TAX MATTERS. During the period from the date of this Agreement to the Effective Time, Target shall not, and shall not permit any of its subsidiaries to,

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

make or change any material Tax election without the written consent of Parent.

                  SECTION 4.02. NO SOLICITATION BY TARGET. (a) Target shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to acceptance for payment of shares of Target Common Stock pursuant to and subject to the conditions of the Offer (the "Specified Date"), a majority of the members of the Board of Directors of Target determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to result in a breach of the fiduciary duties of such Board to Target's stockholders under applicable law, Target may, in response to a Takeover Proposal that a majority of the members of the Board of Directors of Target determines in good faith is or is reasonably likely to result in a Superior Proposal and which Takeover Proposal was not solicited by it in breach of this Section 4.02(a) or which did not otherwise result from a breach of this Section 4.02(a), and subject to providing prior written notice of its decision to take such action to Parent and compliance with Section 4.02(c), (x) furnish information with respect to Target and its subsidiaries to any person making such Takeover Proposal pursuant to a customary confidentiality agreement (PROVIDED that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision in, or omits restrictive provisions, contained in the Confidentiality Agreement dated as of January 17, 2001 between Parent and Target (the "Confidentiality Agreement"), then the Confidentiality Agreement shall be deemed amended to contain only such less restrictive provisions or to omit such restrictive provisions as applicable) and (y) participate in discussions or negotiations regarding such Takeover Proposal.

                  For purposes of this Agreement, "Superior Proposal" means any offer not solicited by Target in breach of this Section 4.02(a) made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, all or substantially all of the shares of Target Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Target and its subsidiaries and otherwise on terms which a majority of the members of the Board of Directors of Target determines in good faith (after consultation with outside counsel and following receipt of the advice of a financial advisor of nationally recognized reputation) (i) to be more favorable to Target's stockholders than the Offer and the Merger (as amended in accordance with the terms of this Agreement or as proposed to be amended pursuant to any New Parent Proposal) after taking into account all constituencies (including stockholders), the terms of this Agreement and pertinent factors permitted under the MBCL, (ii) for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of the members of the Board of Directors of Target, is reasonably capable of being obtained by such third party and (iii) for which, in the good faith judgment of a majority of the members of the Board of Directors of Target, no regulatory approvals are required, including antitrust approvals, that could not reasonably be expected to be obtained.

                  For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of Target and its subsidiaries, taken as a whole, or 15% or more of any class or series of equity securities of Target or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class or series of equity securities of Target or any of its subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or any of its subsidiaries, other than the transactions contemplated by this Agreement.

                  (b) Neither Target nor the Board of Directors of Target nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement,
(ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal, or (iv)(x) redeem the Rights, (y) waive or amend any provisions of the Rights Agreement or (z) take any action with respect to, or make any determination under, the Rights Agreement, in any such case to permit or facilitate the consummation of a Takeover Proposal, or propose or agree to do any of the foregoing constituting or related to, or which is intended to or would reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Specified Date, in response to a Superior Proposal which was not solicited by Target and which did not otherwise result from a breach of Section 4.02(a), the Board of Directors of Target may (subject to this sentence and the definition of the term "Superior Proposal"), if a majority of the members of the Board of Directors of Target determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to result in a breach of the fiduciary duties of such Board to Target's stockholders under applicable law, withdraw or modify the approval or recommendation by such Board of Directors of this Agreement, the Offer or the Merger or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Target to enter into any Acquisition Agreement with respect to any Superior Proposal), but only (x) at a time that is after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of Target is prepared to take such action (during which period Target shall negotiate in good faith with Parent and Sub concerning any New Parent Proposal), specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (y) if, at the time of such withdrawal, modification or termination, such proposal continues to be a Superior Proposal, taking into account any amendment of the terms of the Offer or the Merger by Parent or any proposal by Parent to amend the terms of this Agreement, the Offer or the Merger (a "New Parent Proposal").

                  (c) In addition to the obligations of Target set forth in paragraphs (a) and (b) of this Section 4.02, Target shall promptly (and no later than 48 hours) advise Parent orally and in writing of any request for information or of any inquiry with respect to a Takeover Proposal, the material terms and conditions of such request, inquiry or Takeover Proposal and the identity of the person making such request, inquiry or Takeover Proposal. Target will promptly keep Parent informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Takeover Proposal.

                  (d) Nothing contained in this Section 4.02 shall prohibit Target from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Target's stockholders if, in the good faith judgment of a majority of the members of the Board of Directors of Target, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; PROVIDED, HOWEVER, that, subject to Section 4.02(b), neither Target nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement, the Offer or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

                  (e) Target acknowledges and agrees that in the event a Takeover Proposal shall have been made known to Target or has been made directly to its stockholders or any person has announced an intention (whether or not

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

conditional) to make a Takeover Proposal, thereafter, the "standstill" provisions of the Confidentiality Agreement shall cease to apply to Parent and Sub.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01. PREPARATION OF THE PROXY STATEMENT; TARGET STOCKHOLDERS MEETING. (a) Target and Parent shall, as promptly as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement and Target shall use all reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to Target's stockholders as promptly as practicable following the expiration of the Offer. Target shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between Target and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Target (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving Parent's approval, which approval shall not be unreasonably withheld or delayed.

                  (b) Target shall, as soon as practicable, establish a record date (which will be as soon as practicable following the expiration of the Offer) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Target Stockholders Meeting") solely for the purpose of obtaining the Target Stockholder Approval. Subject to Section 4.02(b)(i), Target shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, Target agrees that its

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

obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Target of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of Target or any committee thereof of such Board of Directors' or such committee's approval or recommendation of the Offer, the Merger or this Agreement.

                  (c) Parent shall cause all shares of Target Common Stock purchased pursuant to the Offer and all other shares of Target Common Stock owned by Parent or any subsidiary of Parent to be voted in favor of the approval of this Agreement.

                  SECTION 5.02. ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the Confidentiality Agreement, upon reasonable notice, Target shall, and shall cause each of its subsidiaries to, afford to Parent and to its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, Target shall, and shall cause each of its subsidiaries to, promptly furnish or make available to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request (including Target's outside accountants' work papers, subject to the consent of such accountants). Target shall not be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order, decree or agreement. No review pursuant to this Section 5.02 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information confidential, in accordance with the terms of

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

the Confidentiality Agreement.

                  SECTION 5.03. REASONABLE EFFORTS. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; PROVIDED, HOWEVER, that Parent will not be required to agree to, or proffer to, (i) divest or hold separate any of Parent's, Target's or any of their respective subsidiaries' or affiliates' businesses or assets (other than DE MINIMIS divestitures of immaterial assets) or (ii) cease to conduct business or operations in any jurisdiction in which Parent, Target or any of their respective subsidiaries conducts business or operations as of the date of this Agreement.

                  (b) In connection with and without limiting the foregoing, Target and its Board of Directors and Parent and its Board of Directors shall
(i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the

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Merger, this Agreement or any of the other transactions contemplated hereby and
(ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement or any other transaction contemplated hereby, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement.

                  SECTION 5.04. STOCK OPTIONS. (a) As soon as practicable following the date of this Agreement, Target shall ensure that (i) each holder (each, an "Optionee") of an outstanding Target Stock Option shall have the right to irrevocably elect, subject to satisfaction of the conditions set forth in
Section 6.01(d), to surrender, immediately prior to the acceptance for payment of shares of Target Common Stock pursuant to the Offer, any outstanding and unexercised Target Stock Option then held by the Optionee in exchange for a cash payment equal to (x) the excess, if any, of (A) the price per share of Target Common Stock to be paid pursuant to the Offer over (B) the exercise price per share of Target Common Stock subject to such Target Stock Option, multiplied by
(y) the number of shares of Target Common Stock issuable pursuant to the unexercised portion of such Target Stock Option, less any tax withholding required by the Code or any provision of state or local law, payable not later than twenty days after the earlier of the satisfaction of the conditions set forth in Section 6.01(d) and five days after the Effective Time, (ii) each Optionee shall have the right to purchase, effective as of the consummation of the Merger, subject to the consummation of the Merger and in accordance with the terms of the relevant plan or document, all or any part of the shares of Target Common Stock subject to any Target Stock Option held by the Optionee, whether vested or unvested, and that each share of Target Common Stock so purchased shall be converted, as of the Effective Time, in the right to required the Merger Consideration, less any tax withholding received by the Code or any provision of state or local law, and (iii) each Target Stock Option (with respect to which an Optionee has not exercised

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

one of the rights set forth in this section) shall terminate and expire as of the Effective Time.

                  (b) Prior to the Effective Time, Target shall take or cause to be taken such actions as are required to cause (i) the Target Stock Plans to terminate as of the Effective Time and (ii) the provisions in any other Target Benefit Plan providing for the issuance, transfer or grant of any capital stock of Target or any interest in respect of any capital stock of Target to be deleted as of the Effective Time.

                  SECTION 5.05. EMPLOYEE MATTERS. (a) Parent shall provide, or cause to be provided, from the Effective Time through December 31, 2002, to current employees of Target and its subsidiaries who continue employment through the Effective Time (the "Target Employees"), taken as a whole, employee benefits (disregarding for such purpose any Target Benefit Plans or Target Benefit Agreements that provide for equity and/or equity-based compensation) and annual bonus opportunities that are, in the aggregate, substantially equivalent to the employee benefits and annual bonus opportunities (without regard to form of payment) provided to the Target Employees immediately prior to the Effective Time; PROVIDED, that neither Parent nor the Surviving Corporation shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; PROVIDED, FURTHER, that no plans or arrangements of Target or any of its subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially equivalent in the aggregate.

                  (b) For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Parent and its subsidiaries providing benefits to Target Employees (the "Parent Plans"), Parent shall credit, and shall cause the Surviving Corporation to credit, each Target Employee with his or her years of service with Target and its subsidiaries and any predecessor entities, to the same extent as such Target Employee was entitled immediately prior to the Effective Time to credit for such service under any similar Target Benefit Plan. The Parent Plans shall not

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deny Target Employees coverage on the basis of pre-existing conditions and shall credit such Target Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Parent Plans.

                  (c) Nothing contained in this Section 5.05 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Target Employee or any change in the employee benefits available to any individual Target Employee or the amendment or termination of any particular Target Benefit Plan or Target Benefit Agreement to the extent permitted by its terms as in effect immediately prior to the Effective Time.

                  SECTION 5.06. INDEMNIFICATION, EXCULPATION AND INSURANCE. (a) Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Target and its subsidiaries as provided in their respective articles of organization or by-laws (or comparable organizational documents) and any indemnification agreements of Target (as each is in effect on the date hereof), the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to honor all such rights.

                  (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, or otherwise dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.06.

                  (c) The Surviving Corporation shall, at its

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

option, either (i) maintain for a period of not less than six years after the Effective Time, Target's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time ("D&O Insurance") with respect to those persons who are currently covered by Target's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof or (ii) cause to be provided coverage no less favorable to such directors or officers, as the case may be, than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (such 150% amount the "Maximum Premium"). If the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium. At the option of Parent, Parent may assume the obligations of the Surviving Corporation set forth in Sections 5.06(a) and (b), and thereafter neither Parent nor the Surviving Corporation shall have any further obligations pursuant to this Section 5.06(c) for so long as Parent continues to so assume the obligations of the Surviving Corporation.

                  (d) From and after the consummation of the Offer, to the full extent permitted by law, Parent shall, and shall cause Target (or any successor to Target) to, indemnify, defend and hold harmless the present officers and directors of Target and its subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (collectively, "Losses") arising out of actions or omissions occurring at or prior to the Effective Time in connection with this Agreement, the Offer and the Merger; PROVIDED, HOWEVER, that an Indemnified Party shall not be entitled to indemnification under this Section 5.06(d) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of this Agreement, (ii) criminal conduct or (iii) any violation of federal, state or foreign securities laws. In order to be entitled to indemnification under this Section 5.06(d), an Indemnified Party must give Parent and Target prompt written notice of any third party

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

claim which may give rise to any indemnity obligation under this Section 5.06(d), and Parent and Target shall have the right to assume the defense of any such claim through counsel of their own choosing, subject to such counsel's reasonable judgment that separate defenses that would create a conflict of interest on the part of such counsel are not available. If Parent and Target do not assume any such defense, they shall be liable for all reasonable costs and expenses of defending such claim incurred by the Indemnified Party, including reasonable fees and disbursements of counsel and shall advance such reasonable costs and expenses to the Indemnified Party; PROVIDED, HOWEVER, that such advance shall be made only after receiving an undertaking from the Indemnified Party that such advance shall be repaid if it is determined that such Indemnified Party is not entitled to indemnification therefor. Neither Parent nor Target shall be liable under this Section 5.06(d) for any Losses resulting from any settlement, compromise or offer to settle or compromise any such claim or litigation or other action, without the prior written consent of Parent and Target. Any settlement involving an Indemnified Party shall provide for a full release of such Indemnified Party.

                  (e) The provisions of this Section 5.06 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                  SECTION 5.07. FEES AND EXPENSES. (a) All fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Parent shall file any tax return with respect to, and shall pay, any state or local taxes (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of Target's real property (collectively, the "Real Estate Transfer Taxes") as a result of the Merger (other than any such taxes that are solely the obligations of a stockholder

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

of Target, in which case Target shall pay any such taxes). Target shall cooperate with Parent in the filing of such tax returns including, in the case of Target, supplying in a timely manner a complete list of all real property interests held by Target and any information with respect to such property that is reasonably necessary to complete such returns. The fair market value of any real property of Target subject to the Real Estate Transfer Taxes shall be as agreed to between Parent and Target.

                  (b) In the event that (1) a Takeover Proposal shall have been made known to Target or has been made directly to its stockholders or any person has announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated by either Parent or Target pursuant to Section 7.01(b)(i)(A) (as a result of the failure to satisfy the Minimum Tender Condition or the condition set forth in paragraph (f) of Exhibit
A) or 7.01(b)(i)(B) or (2) this Agreement is terminated by Parent pursuant to
Section 7.01(d)(i) or (3) this Agreement is terminated by Parent pursuant to
Section 7.01(d)(ii) or 7.01(d)(iii) or by Target pursuant to Section 7.01(f), then in any such case Target shall promptly, but in no event later than the date of such termination, pay to Parent a fee equal to $34,653,341 (the "Termination Fee"), payable by wire transfer of same day funds; PROVIDED, HOWEVER, that no Termination Fee shall be payable to Parent pursuant to a termination by Parent pursuant to clause (1) or (2) of this paragraph (b) unless and until within 12 months after such termination, Target or any of its subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal (which, for purposes of this proviso shall have the meaning assigned in Section
4.02 except that references to "15%" shall be deemed to be references to "35%"), in which event the Termination Fee shall be payable upon the first to occur of such events. Target acknowledges that the agreements contained in this Section 5.07(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Target fails promptly to pay the amounts due pursuant to this
Section 5.07(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against Target for the amounts set forth in this
Section 5.07(b), Target shall pay to Parent its reasonable costs and expenses (including attorneys' fees

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

and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 5.07(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                  (c) Target acknowledges and agrees that in the event of a breach of Section 4.02, the payment of the Termination Fee shall not constitute the exclusive remedies available to Parent, and that Parent shall be entitled to the remedies set forth in Section 8.09, including injunction and specific performance, and all other remedies available at law or in equity to which Parent is entitled.

                  SECTION 5.08. PUBLIC ANNOUNCEMENTS. Parent and Target will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, the SEC, court process or by obligations pursuant to any listing or quotation agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

                  SECTION 5.09. LITIGATION. Target shall give Parent the opportunity to participate in the defense of any litigation (other than where Parent is an adverse party) against Target and/or its directors relating to the transactions contemplated by this Agreement.

                  SECTION 5.10. U.S. CORPORATE HEADQUARTERS. It is the current intention of Parent that the Surviving Corporation will maintain its U.S. corporate headquarters in Boston, Massachusetts.

                  SECTION 5.11. TARGET NAME. It is the current intention of Parent that the Surviving Corporation will continue to (i) be named Houghton Mifflin Company and

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(ii) utilize the Houghton Mifflin imprint on all English language publications published and sold in the United States to the extent Target at the Effective Time uses such imprint.

                  SECTION 5.12. RESIGNATION OF DIRECTORS. Prior to the Effective Time, Target shall cause each member of its Board of Directors to execute and deliver a letter effectuating his or her resignation as a director of such Board effective immediately prior to the Effective Time.

                  SECTION 5.13. RIGHTS AGREEMENT. The Board of Directors of Target shall take all further action (in addition to that referred to in Section 3.01(s)) reasonably requested in writing by Parent in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement to the extent provided herein. Except as provided above with respect to the Offer, the Merger and the other transactions contemplated hereby, the Board of Directors of Target shall not, without the written consent of Parent (a) waive or amend any provisions of the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal.

                  SECTION 5.14. DIRECTORS. (a) Upon the purchase of shares of Target Common Stock pursuant to the Offer and from time to time thereafter, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Parent shall be entitled to designate such number of directors of Target, rounded down to the next whole number, as is equal to the product of the total number of directors on Target's Board of Directors (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the Board Fraction. "Board Fraction" shall mean a fraction, the numerator of which shall be the number of shares of Target Common Stock that Parent and its subsidiaries beneficially own at the time of calculation of the Board Fraction, and the denominator of which shall be the total number of shares of Target Common Stock then outstanding. Subject to Section 5.14 of the Target Disclosure Schedule, in furtherance thereof, subject to applicable law, Target shall promptly take such actions as are necessary to enable such designees of Parent to be elected or appointed to Target's Board of Directors,

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

including increasing the number of directors on Target's Board of Directors and obtaining the resignations of a number of its incumbent directors, or both. Target shall use its best efforts to cause the vacancies created by such increase in the number of directors or the resignation of incumbent directors to be filled by the designees of Parent. At such time, Target shall also, subject to applicable law, take all action necessary to cause persons designated by Parent to constitute the same Board Fraction of (i) each committee of Target's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of Target and (iii) each committee (or similar body) of each such board.

                  (b) Subject to applicable law, Target shall take all action requested by Parent necessary to effect any such election or appointment of the designees of Parent to Target's Board of Directors, including mailing to its stockholders an information statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Target agrees to make such mailing with the mailing of the Schedule 14D-9 so long as Parent or Sub shall have provided to Target on a timely basis all information required to be included in such information statement with respect to Parent's designees. Parent and Sub shall be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                  (c) In the event that Parent's designees are elected or appointed to Target's Board of Directors, until the Effective Time, Target's Board of Directors shall have at least two directors of Target who are directors on the date hereof and who are not affiliates of Parent or Sub (the "Independent Directors"); PROVIDED that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not

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be shareholders, affiliates or associates of Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The Independent Directors shall form a committee that, during the period from the time shares of Target Common Stock are purchased pursuant to the Offer until the Effective Time, shall have the sole power and authority, by a majority vote of such Independent Directors, for Target to (a) amend or terminate this Agreement or to extend the time for the performance of any of the obligations or other acts of Parent or Sub under the Offer, the Merger or this Agreement, (b) exercise or waive any of Target's rights, benefits or remedies hereunder, or (c) take any other action under or in connection with this Agreement if such action materially and adversely affects holders of Target Common Stock other than Parent or Sub.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                  SECTION 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) STOCKHOLDER APPROVAL. The Target Stockholder Approval shall have been obtained.

                  (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any approvals under Foreign Antitrust Laws applicable to the Merger shall have been obtained.

                  (c) NO RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger; PROVIDED, HOWEVER, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints

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

         that may be entered.

                  (d) PURCHASE OF SHARES IN THE OFFER. Sub shall have previously accepted for payment and paid for the shares of Target Common Stock pursuant to the Offer.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 7.01. TERMINATION. This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this
Agreement:

                  (a) by mutual written consent of Parent and Target (PROVIDED, that after the Specified Date, the consent of a majority of the Independent Directors shall also be required);

                  (b) by either Parent or Target:

                           (i) if (A) as of the result of the failure of any of
                  the conditions set forth in Exhibit A, the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any shares of Target Common Stock pursuant to the Offer or (B) Sub shall not have accepted for payment any shares of Target Common Stock pursuant to the Offer prior to September 30, 2001 (PROVIDED that if the condition set forth in clause (ii) of the first sentence of Exhibit A has not been satisfied by such date, then such date shall be automatically extended to December 31, 2001) (the "Outside Date"); PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Offer to be consummated by such time; and PROVIDED, FURTHER, however, that the passage of such period shall be

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

                  tolled for any part thereof during which any party or any of its affiliates shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Offer or any of the other transactions contemplated by this Agreement;

                           (ii) if any Restraint having any of the effects set
                  forth in Section 6.01(c) or having the effect of preventing the consummation of the Offer shall be in effect and shall have become final and nonappealable; PROVIDED that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used reasonable efforts to prevent the entry of and to remove such Restraint; or

                           (iii) if, upon a vote at a duly held meeting to
                  obtain the Target Stockholder Approval, the Target Stockholder Approval is not obtained; PROVIDED, HOWEVER, that this Agreement may not be terminated by Parent pursuant to this clause (iii) if Parent or Sub is in breach of Section 5.01(c);

                  (c) by Parent, if Target shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in paragraph (d) or (e) of Exhibit A, and (B) is incapable of being or has not been cured by Target within 30 calendar days after giving written notice to Target of such breach or failure to perform;

                  (d) by Parent:

                           (i) if Target or any of its directors or
                  officers shall breach Section 4.02 in any material respect; or

                           (ii) (w) if the Board of Directors of Target or any
                  committee thereof shall withdraw or modify, or make any disclosure to the stockholders of Target, whether or not permitted pursuant to Section 4.02(d), that has the effect of

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

                  withdrawing or modifying, its approval or recommendation of the Offer, the Merger or this Agreement, (x) if the Board of Directors of Target or any committee thereof shall approve or recommend, or make any disclosure to the stockholders of Target, whether or not permitted pursuant to Section 4.02(d), that has the effect of approving or recommending, to the stockholders of Target a Takeover Proposal, (y) if, after a Takeover Proposal shall have been made public, the Board of Directors of Target fails to affirm its recommendation of the Offer, the Merger and this Agreement as promptly as practicable (but in any case within 3 business days) after any request from Parent or (z) if a tender offer or exchange offer constituting a Takeover Proposal is commenced, and the Board of Directors of Target fails to recommend against acceptance of such offer by the stockholders of Target (including by taking no position with respect to the acceptance of such offer by the stockholders of Target); or

                           (iii) if any person shall have consummated a tender
                  offer or an exchange offer or other transaction constituting a Takeover Proposal;

                  (e) prior to the Specified Date by Target, if Parent or Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement which breach is incapable of being or has not been cured by Parent within 30 calendar days after giving written notice to Parent of such breach;

                  (f) prior to the Specified Date by Target, in accordance with
         Section 4.02(b), subject to compliance by Target with the notice provisions therein and the Termination Fee and expense reimbursement provisions of Section 5.07; or

                  (g) by Target, if Sub shall have failed to commence the Offer within 15 days following the date of this Agreement; PROVIDED, HOWEVER, that the right to

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

         terminate this Agreement pursuant to this Section 7.01(g) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Offer to be commenced by such time.

                  SECTION 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Target or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Target, other than the provisions of Section 3.01(o), Section 4.02(e), the last sentence of Section 5.02, Section 5.07, this Section 7.02 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  SECTION 7.03. AMENDMENT. This Agreement may be amended by the parties at any time prior to the Effective Time; PROVIDED, HOWEVER, that after the purchase of shares of Target Common Stock pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration, and after the Target Stockholder Approval has been obtained, there shall not be made any amendment that by law requires further approval by the stockholders of Target without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  SECTION 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  SECTION 7.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. Subject, in the case of Target, to Section 5.14(c), a termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require, in the case of Parent or Target, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  SECTION 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  SECTION 8.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a) if to Parent or Sub, to

                           Vivendi Universal
                           42, avenue de Friedland
                           75380 Paris Cedex 08
                           FRANCE

                           Telecopy No.:  +33-1-71-71-14-14

                           Attention:  Eric Licoys
                           with a copy to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, NY 10019

                           Telecopy No.:  (212) 474-3700

                           Attention:  Faiza J. Saeed;

                           and

                           Cabinet Bredin Prat
                           130 rue du Faubourg Saint Honore
                           75008 Paris, FRANCE

                           Telecopy No.:  +33-1-42-89-10-73

                           Attention:  Elena M. Baxter, Esq.; and

                       (b) if to Target, to

                           Houghton Mifflin Company
                           222 Berkeley Street
                           Boston, MA 02116-3764

                           Telecopy No.:  (617) 351-5014

                           Attention:  General Counsel

                           with copies to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           One Beacon Street
                           Boston, Massachusetts 02108

                           Telecopy No.:  (617) 573-4822

                           Attention:  Louis A. Goodman

                           and

                           Cadwalader, Wickersham & Taft
                           100 Maiden Lane
                           New York, NY 10038

                           Telecopy No.:  (212) 504-5557

                           Attention:  Dennis J. Block


                  SECTION 8.03.  DEFINITIONS.  For purposes of this Agreement:

                  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

                  (b) "business day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York;

                  (c) "knowledge" of any person which is not an individual means the actual knowledge of such person's executive officers after reasonable inquiry;

                  (d) "material adverse change" or "material adverse effect" means, when used in connection with Target or Parent, any change, effect, event, occurrence, condition or development or state of facts that is materially adverse to the business, assets or results of operations or condition (financial or other) of such party and its subsidiaries taken as a whole, other than any change, effect, event, occurrence, condition or development or state of facts (i) relating to the U.S. economy in general, (ii) relating to the industries in which such party operates in general (and not having a materially disproportionate effect on such party relative to most other industry participants), (iii) in respect of changes in such party's stock price, in and of itself, (iv) resulting from the announcement of this

         Agreement and the transactions contemplated hereby or (v) in the case of Target, resulting from the failure to secure adoption contracts as a result of the pendency of this Agreement;

                  (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

                  (f) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                  SECTION 8.04. INTERPRETATION. When a reference is made in this Agreement to an Article, Section, Exhibit or Annex, such reference shall be to an Article or Section of, or an Exhibit or Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including

(in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. To the extent a matter contained in the Target Disclosure Schedule expressly qualifies or modifies a definition contained in this Agreement, such definition shall be construed and interpreted as so qualified or modified.

                  SECTION 8.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 8.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Section 5.06, are not intended to confer upon any person other than the parties any rights or remedies.

                  SECTION 8.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof, except to the extent that the laws of the Commonwealth of Massachusetts are mandatorily applicable to the Merger; PROVIDED, HOWEVER, that the laws of the respective states (or country, in the case of Parent) of each of the parties hereto shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its Board of Directors.

                  SECTION 8.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 8.09. ENFORCEMENT. Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of New York or any New York state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated by this Agreement.

                  SECTION 8.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  IN WITNESS WHEREOF, Vivendi Universal, Soraya Merger Inc. and Houghton Mifflin Company have caused this Agreement to be signed as an instrument under seal by their respective officers thereunto duly authorized, all as of the date first written above.

                                          VIVENDI UNIVERSAL,


                                            by /s/ Eric Licoys
                                              ----------------------------------
                                                 Name:  Eric Licoys
                                                 Title: Chief Operating Officer


                                          SORAYA MERGER INC.,


                                            by /s/ Debra Ford
                                              ----------------------------------
                                                 Name:  Debra Ford
                                                 Title: President and Treasurer

                                            by /s/ George E. Bushnell
                                               ---------------------------------
                                                 Name:  George E. Bushnell
                                                 Title: Assistant Treasurer

                                          HOUGHTON MIFFLIN COMPANY,

                                            by /s/ Nader F. Darehshori
                                              ----------------------------------
                                                 Name:  Nader F. Darehshori
                                                 Title: Chairman of the Board,
                                                            President and CEO

                                            by /s/ Brad Lehan
                                              ----------------------------------
                                                 Name:  Brad Lehan
                                                 Title: Treasurer

                                                                       EXHIBIT A




                             CONDITIONS OF THE OFFER

                  Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Target Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Target Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Target Common Stock which would represent at least two-thirds of the Fully Diluted Shares (the "Minimum Tender Condition"), and (ii) any waiting period (and any extension thereof) applicable to the purchase of shares of Target Common Stock pursuant to the Offer or to the Merger under the HSR Act shall have been terminated or shall have expired and any approvals under any Foreign Antitrust Laws applicable to the purchase of shares of Target Common Stock pursuant to the Offer or to the Merger shall have been obtained. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of Target on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Target Common Stock not theretofore accepted for payment or paid for, and, subject to Section 1.01 of this Agreement, may terminate or amend the Offer, with the consent of Target or if, as of the scheduled expiration date of the Offer (as extended pursuant to Section 1.01(a)) and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

                  (a) any Restraint shall be in effect preventing the purchase of shares of Target Common Stock pursuant to the Offer or the Merger or there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or issued by any Governmental Entity that would be reasonably likely to result in any of the consequences referred to in paragraph (b) below;

                  (b) there shall be pending any suit, action or proceeding by any Governmental Entity, (i) challenging the acquisition by Parent or Sub of any shares of Target Common Stock, seeking to restrain or prohibit consummation of the Offer or the Merger, or seeking to place limitations on the ownership of shares of Target Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub,
         (ii) seeking to prohibit or limit the ownership or operation by Target or Parent and their respective subsidiaries of any material portion of the business or assets of Target or Parent and their respective subsidiaries taken as a whole, or to compel Target or Parent and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Target or Parent and their respective subsidiaries taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement, or (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of Target or Parent and their respective subsidiaries taken as a whole;

                  (c) there shall have occurred and continue to exist (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of ten consecutive trading hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (iii) any limitation (whether or not mandatory) by any Governmental Entity in the United States on the extension of credit by banks or other financial institutions;

                  (d) any representation and warranty of Target set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall not be true and correct, in each case, as of the date of this Agreement or as of the scheduled or extended expiration of the Offer (except to the extent such representation and warranty is expressly made as of an earlier date, in which case as of such earlier date), except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target;

                  (e) Target shall have failed to perform in any material respect its obligations or to comply in any material respect with its agreements or covenants required to be performed or complied with by it under this Agreement;

                  (f) the Rights shall have become exercisable; or

                  (g) this Agreement shall have been terminated in accordance with its terms,

which, in the sole and reasonable judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

                  The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                  The terms in this Exhibit A that are defined in the attached merger agreement have the meanings set forth therein.

                                                                         ANNEX I
                                                         TO THE MERGER AGREEMENT

                             INDEX OF DEFINED TERMS

TERM                                                                        PAGE

Accounting Rules............................................................. 23
Acquisition Agreement........................................................ 52
affiliate.................................................................... 73
Agreement....................................................................  6
Articles of Merger........................................................... 11
Board Fraction............................................................... 64
business day................................................................. 73
Certificates................................................................. 14
Closing...................................................................... 11
Closing Date................................................................. 11
Code......................................................................... 16
Commonly Controlled Entity................................................... 28
Confidentiality Agreement.................................................... 50
Contract..................................................................... 21
control...................................................................... 73
D&O Insurance................................................................ 60
Dissenting Shares............................................................ 13
Effective Time............................................................... 11
Environmental Law............................................................ 27
ERISA........................................................................ 29
Exchange Act.................................................................  8
Foreign Antitrust Laws....................................................... 21
Fully Diluted Shares......................................................... 79
GAAP......................................................................... 23
Governmental Entity.......................................................... 21
Hazardous Materials.......................................................... 28
HSR Act...................................................................... 21
Indemnified Party............................................................ 60
Independent Directors........................................................ 65
Information Statement........................................................ 23
Intellectual Property
  Rights..................................................................... 38
knowledge.................................................................... 73
Liens........................................................................ 18
Losses....................................................................... 60
material adverse change...................................................... 73
material adverse effect...................................................... 73
Maximum Premium.............................................................. 60
MBCL......................................................................... 11

Merger.......................................................................  6
Merger Consideration......................................................... 13
Minimum Tender
  Condition.................................................................. 79
New Parent Proposal.......................................................... 53
Offer........................................................................  6
Offer Documents..............................................................  8
Optionee..................................................................... 57
Outside Date................................................................. 67
Parent.......................................................................  6
Parent Plans................................................................. 58
Paying Agent................................................................. 14
person....................................................................... 73
Primary Target Executives.................................................... 33
Proxy Statement.............................................................. 22
Real Estate Transfer Taxes................................................... 61
Release...................................................................... 28
Restraints................................................................... 66
Rights....................................................................... 18
Rights Agreement............................................................. 18
SARs......................................................................... 19
Schedule 14D-9...............................................................  9
SEC..........................................................................  7
Securities Act............................................................... 22
Specified Date............................................................... 50
Sub..........................................................................  6
subsidiary................................................................... 73
Superior Proposal............................................................ 51
Surviving Corporation........................................................ 11
Takeover Proposal............................................................ 51
Target.......................................................................  6
Target Authorized Preferred
  Stock...................................................................... 18
Target Benefit Agreements.................................................... 29
Target Benefit Plans......................................................... 28
Target Common Stock..........................................................  6
Target Disclosure Schedule................................................... 17
Target Employees............................................................. 58
Target SEC Documents......................................................... 22
Target Filed SEC Documents................................................... 24
Target Pension Plans......................................................... 29

Target Permits............................................................... 26
Target SEC Documents......................................................... 22
Target Stock Options......................................................... 18
Target Stock Plans........................................................... 19
Target Stockholder
    Approval................................................................. 37
Target Stockholders
    Meeting.................................................................. 54
taxes........................................................................ 36
tax returns.................................................................. 36
Termination Fee.............................................................. 62

                                                                         ANNEX B

May 31, 2001

The Special Committee and the Board of Directors
Houghton Mifflin Company
222 Berkeley Street
Boston, MA 02116

Members of the Special Committee and the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share (together with the associated rights to purchase shares of Series A Junior Participating Preferred Stock, the "Company Common Stock"), of Houghton Mifflin Company (the "Company") of the consideration to be received by such holders in the proposed tender offer (the "Offer") by Target Merger Inc. (the "Sub"), a Massachusetts corporation and a wholly-owned subsidiary of Vivendi Universal (the "Merger Partner") and subsequent merger (the "Merger") of the Company with the Sub (the "Transaction"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), among the Company, the Merger Partner and the Sub, the Sub will offer to acquire all shares of the Company Common Stock for $60.00 per share in cash, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner and its affiliates, will be converted into the right to receive $60.00 per share in cash.

In arriving at our opinion, we have (i) reviewed a draft of the Agreement dated May 30, 2001; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;
(iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its respective businesses; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Transaction will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have also assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the underlying decision by the Company to engage in the Transaction.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, no opinion is expressed whether any alternative transaction might produce consideration for the Company's shareholders in an amount in excess of that contemplated in the Transaction.

We have acted as financial advisor to the Special Committee, the Board of Directors and Company with respect to the proposed Transaction and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Transaction is consummated. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders (other than the Merger Partner and its affiliates).

This letter is provided to the Special Committee and the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to whether any such shareholder should tender any of its shares in the Offer or as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any offer to purchase or proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

                                                                         ANNEX C

                             SECTIONS 86 THROUGH 98
                                     OF THE
                     MASSACHUSETTS BUSINESS CORPORATION LAW

APPRAISAL

SECTION 86. SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

    If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (i) he files with the corporation BEFORE THE TAKING OF THE VOTE OF THE STOCKHOLDERS ON SUCH CORPORATE ACTION, written objection to the proposed action STATING THAT HE INTENDS TO DEMAND PAYMENT FOR HIS SHARES IF THE ACTION IS TAKEN and (2) his shares are not voted in favor of the proposed action.

SECTION 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM

    The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

    "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation BEFORE THE TAKING OF THE VOTE ON THE APPROVAL OF SUCH ACTION, WRITTEN OBJECTION TO THE PROPOSED ACTION STATING THAT HE INTENDS TO DEMAND PAYMENT FOR HIS SHARES IF THE ACTION IS TAKEN AND (2) WHOSE SHARES ARE NOT VOTED IN FAVOR OF SUCH ACTION HAS OR MAY HAVE THE RIGHT TO DEMAND IN WRITING FROM THE CORPORATION (OR, IN THE CASE OF A CONSOLIDATION OR MERGER, THE NAME OF THE RESULTING OR SURVIVING CORPORATION SHALL BE INSERTED), WITHIN TWENTY DAYS AFTER THE DATE OF MAILING TO HIM OF NOTICE IN WRITING THAT THE CORPORATE ACTION HAS BECOME EFFECTIVE, PAYMENT FOR HIS SHARES AND AN APPRAISAL OF THE VALUE THEREOF. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SECTION 88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

    The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection MEETING THE REQUIREMENTS OF
SECTION EIGHTY-SIX AND WHOSE SHARES WERE NOT VOTED IN FAVOR OF THE APPROVAL OF SUCH ACTION, THAT THE ACTION APPROVED AT THE MEETING OF THE CORPORATION OF WHICH HE IS A STOCKHOLDER HAS BECOME EFFECTIVE. THE GIVING OF SUCH NOTICE SHALL NOT BE DEEMED TO CREATE ANY RIGHTS IN ANY STOCKHOLDER RECEIVING THE SAME TO DEMAND PAYMENT FOR HIS STOCK. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

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SECTION 89. DEMAND FOR PAYMENT; TIME FOR PAYMENT

    If within twenty days after the date of mailing of a notice under subsection
(e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, ANY STOCKHOLDER TO WHOM THE CORPORATION WAS REQUIRED TO GIVE SUCH NOTICE SHALL demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SECTION 90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

    If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

SECTIONS 91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

    If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SECTION 92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

    After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock IF CERTIFICATED OR, IF UNCERTIFICATED, UPON RECEIPT OF AN INSTRUCTION TRANSFERRING SUCH STOCK TO THE CORPORATION. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

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SECTION 93. REFERENCE TO SPECIAL MASTER

    The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SECTION 94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

    On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for notation thereon of the pendency of the bill, AND MAY ORDER THE CORPORATION TO NOTE SUCH PENDENCY IN ITS RECORDS WITH RESPECT TO ANY UNCERTIFICATED SHARES HELD BY SUCH STOCKHOLDER PARTIES, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SECTION 95. COSTS; INTEREST

    The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SECTION 96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

    Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

    (1) A bill shall not be filed within the time provided in section ninety;

    (2) A bill, if filed, shall be dismissed as to such stockholder; or

    (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

    NOTWITHSTANDING THE PROVISIONS OF CLAUSES (1) TO (3), INCLUSIVE, SAID STOCKHOLDER SHALL HAVE ONLY THE RIGHTS OF A STOCKHOLDER WHO DID NOT SO DEMAND PAYMENT FOR HIS STOCK AS PROVIDED IN THIS CHAPTER.

SECTION 97. STATUS OF SHARES PAID FOR

    The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SECTION 98. EXCLUSIVE REMEDY; EXCEPTION

    The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

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